UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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PIPER JAFFRAY COMPANIES

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800 Nicollet Mall, Suite 800
Mail Stop J09N05
Minneapolis, Minnesota 55402
612 303-6000

March 16, 2007

Dear Shareholders:

You are cordially invited to join us for our 2007 annual meeting of shareholders, which will be held on Wednesday, May 2, 2007, at 3:30 p.m., Central Time, in the Stars Room on the 50th Floor of the IDS Center, 80 South Eighth Street, Minneapolis, Minnesota. For your convenience, a map showing the location of the IDS Center is provided on the back of the accompanying proxy statement. Holders of record of our common stock as of March 5, 2007, are entitled to notice of and to vote at the 2007 annual meeting.

The Notice of Annual Meeting of Shareholders and the proxy statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

We hope you will be able to attend the meeting. However, even if you plan to attend, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by Internet or telephone as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

If your shares are held in the name of a broker, bank, trust or other nominee, you may be asked for proof of ownership to be admitted to the meeting, as described under “How can I attend the meeting?” on page 4 of the proxy statement.

We look forward to seeing you at the annual meeting.

Sincerely,

Andrew S. Duff
Chairman and Chief Executive Officer

800 Nicollet Mall, Suite 800
Mail Stop J09N05
Minneapolis, Minnesota 55402
612 303-6000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Wednesday, May 2, 2007, at 3:30 p.m., Central Time

Place:	Stars Room 50th Floor, IDS Center 80 South Eighth Street Minneapolis, MN 55402

Items of Business:	1. The election of three directors, each for a three-year term.

2. Ratification of the selection of Ernst & Young LLP as the independent auditor of Piper Jaffray Companies for the year ending December 31, 2007.

3. Approval of the amendment and restatement of our Amended and Restated Certificate of Incorporation to provide for the declassification of our Board of Directors.

4. Any other business that may properly be considered at the meeting or any adjournment or postponement of the meeting.

Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on March 5, 2007.

Voting by Proxy:	Whether or not you plan to attend the annual meeting, please vote your shares by proxy to ensure they are represented at the meeting. You may submit your proxy vote by Internet or telephone, as described in the following materials, by no later than 11:59 p.m. Eastern Daylight Time on Tuesday, May 1, 2007, or by completing, signing and promptly returning the enclosed proxy card by mail. We encourage you to vote by Internet or telephone in order to reduce our mailing and handling expenses. If you choose to submit your proxy by mail, we have enclosed an envelope addressed to our vote tabulator, ADP Investor Communication Services, Inc., for which no postage is required if mailed in the United States.

By Order of the Board of Directors

James L. Chosy
Secretary

March 16, 2007

PROXY STATEMENT

i

ii

PROXY STATEMENT

2007 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 2, 2007

The Board of Directors of Piper Jaffray Companies is soliciting proxies for use at the annual meeting of shareholders to be held on May 2, 2007, and at any adjournment or postponement of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to shareholders on or about March 16, 2007.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include the election of directors, ratification of the selection of our independent auditor for 2007 and approval of the amendment and restatement of our Amended and Restated Certificate of Incorporation to provide for the declassification of our Board of Directors. Also, management will report on matters of current interest to our shareholders and respond to questions from our shareholders.

Who is entitled to vote at the meeting?

The Board has set March 5, 2007, as the record date for the annual meeting. If you were a shareholder of record at the close of business on March 5, 2007, you are entitled to vote at the meeting. As of the record date, 18,461,733 shares of common stock, representing all of our voting stock, were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 18,461,733 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to a majority of the voting power of the outstanding shares of common stock entitled to vote generally in the election of directors as of the record date must be present at the annual meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly and timely submitted your proxy as described below under “How do I submit my proxy?”

What is a proxy?

It is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We refer to this as your “proxy vote.” Two executive officers have been designated as proxies for our 2007 annual meeting of shareholders. These executive officers are James L. Chosy and Thomas P. Schnettler.

What is a proxy statement?

It is a document that we are required to give you, in accordance with regulations of the Securities and Exchange Commission, when we ask you to designate proxies to vote your shares of Piper Jaffray

Companies common stock at a meeting of our shareholders. The proxy statement includes information regarding the matters to be acted upon at the meeting and certain other information required by regulations of the Securities and Exchange Commission and rules of the New York Stock Exchange.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described below under “How do I submit my proxy?”

How do I submit my proxy?

If you are a shareholder of record, you can submit a proxy to be voted at the meeting in any of the following ways:

•	electronically, using the Internet;

•	over the telephone by calling a toll-free number; or

•	by completing, signing and mailing the enclosed proxy card.

The Internet and telephone voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly. When you vote by Internet or telephone, you reduce our mailing and handling expenses. If you are a shareholder of record and would like to submit your proxy by Internet or telephone, please refer to the specific instructions provided on the enclosed proxy card. If you wish to vote using a paper format, please return your signed proxy card promptly to ensure we receive it before the annual meeting.

If you hold your shares in street name, you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or other nominee how to vote your shares. In many cases, you may be permitted to submit your voting instructions by Internet or telephone.

How do I vote if I hold shares in the Piper Jaffray Companies Retirement Plan or U.S. Bancorp
401(k) Savings Plan?

If you hold shares of Piper Jaffray common stock in the Piper Jaffray Companies Retirement Plan or U.S. Bancorp 401(k) Savings Plan, your completed proxy card or the submission of your proxy by Internet or telephone will serve as voting instructions to the respective plan’s trustee. Your voting instructions must be received at least five days prior to the annual meeting in order to count. In accordance with the terms of the Piper Jaffray Companies Retirement Plan and U.S. Bancorp 401(k) Savings Plan, the trustee of each plan will vote all of the shares held in the plan in the same proportion as the actual proxy votes submitted by plan participants at least five days prior to the annual meeting.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials or multiple control numbers for use in submitting your proxy, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card you receive or, if you submit your proxy by Internet or telephone, vote once for each card or control number you receive.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so your vote will be counted if you later decide not to attend the meeting. If you submit your vote by proxy and later decide to vote in person at the annual meeting, the vote you submit at the meeting will override your proxy vote.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain and bring to the meeting a signed letter or other form of proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

If you are a participant in the Piper Jaffray Companies Retirement Plan or U.S. Bancorp 401(k) Savings Plan, you may submit voting instructions as described above, but you may not vote your Piper Jaffray shares held in the Piper Jaffray Companies Retirement Plan or U.S. Bancorp 401(k) Savings Plan in person at the meeting.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

•	FOR all of the nominees for director;

•	FOR the ratification of the selection of Ernst & Young LLP as the independent auditor of Piper Jaffray for the year ending December 31, 2007; and

•	FOR the amendment and restatement of our Amended and Restated Certificate of Incorporation to provide for the declassification of our Board of Directors.

What if I do not specify how I want my shares voted?

If you are a shareholder of record and submit a signed proxy card or submit your proxy by Internet or telephone but do not specify how you want to vote your shares on a particular manner, we will vote your shares:

•	FOR all of the nominees for director;

•	FOR the ratification of the selection of Ernst & Young LLP as the independent auditor of Piper Jaffray for the year ending December 31, 2007; and

•	FOR the amendment and restatement of our Amended and Restated Certificate of Incorporation to provide for the declassification of our Board of Directors.

Your vote is important. We urge you to vote, or to instruct your broker, bank, trust or other nominee how to vote, on all matters before the annual meeting. If you are a street name holder and fail to instruct the shareholder of record how you want to vote your shares on a particular matter, those shares are considered to be “uninstructed.” New York Stock Exchange rules determine the circumstances under which member brokers of the New York Stock Exchange may exercise discretion to vote “uninstructed” shares held by them on behalf of their clients who are street name holders. With respect to the three proposals to be acted upon at the annual meeting, the rules permit member brokers (other than Piper Jaffray & Co.) to exercise voting discretion as to the uninstructed shares. If the broker, bank or other nominee does not exercise this discretion, the uninstructed share will be referred to as a “broker non-vote.” For more information regarding the effect of broker non-votes on the outcome of the vote, see below under “How are votes counted?”

Our broker-dealer subsidiary, Piper Jaffray & Co., is a member broker of the New York Stock Exchange and is a shareholder of record with respect to shares of our common stock held in street name on behalf of Piper Jaffray & Co. clients. Because Piper Jaffray & Co. is our affiliate, New York Stock Exchange rules prohibit Piper Jaffray & Co. from voting uninstructed shares even on routine matters.

Instead, Piper Jaffray & Co. may vote uninstructed shares on such matters only in the same proportion as the shares represented by the votes cast by all shareholders of record with respect to such matters.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

•	by submitting a later-dated proxy by Internet or telephone before the deadline stated on the enclosed proxy card;

•	by submitting a later-dated proxy to the corporate secretary of Piper Jaffray Companies, which must be received by us before the time of the annual meeting;

•	by sending a written notice of revocation to the corporate secretary of Piper Jaffray Companies, which must be received by us before the time of the annual meeting; or

•	by voting in person at the meeting.

What vote is required to approve each item of business included in the notice of meeting?

The three director nominees who receive the most votes cast at the meeting in person or by proxy will be elected. The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of our independent auditor. The affirmative vote of the holders of at least 80% of the outstanding shares of our common stock is required to approve the proposal to amend and restate our Amended and Restated Certificate of Incorporation to declassify our Board of Directors.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each director nominee. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals. If you properly submit your proxy but withhold authority to vote for one or more director nominees or abstain from voting on one or more of the proposals, your shares will be counted as present at the meeting for the purpose of determining a quorum and for the purpose of calculating the vote on the particular matter(s) with respect to which you abstained from voting or withheld authority to vote. If you do not submit your proxy or voting instructions and also do not vote by ballot at the annual meeting, your shares will not be counted as present at the meeting for the purpose of determining a quorum unless you hold your shares in street name and the broker, bank, trust or other nominee has discretion to vote your shares and does so. For more information regarding discretionary voting, see the information above under “What if I do not specify how I want my shares voted?”

If you withhold authority to vote for one or more of the director nominees or you do not vote your shares on this matter (whether by broker non-vote or otherwise), this will have no effect on the outcome of the vote. With respect to the proposal to ratify the selection of Ernst & Young LLP as our independent auditor, if you abstain from voting this will have the same effect as a vote against the proposal, but if you do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not vote your shares), this will have no effect on the outcome of the vote. Approval of the proposal to amend and restate our Amended and Restated Certificate of Incorporation to declassify our Board of Directors requires that the total votes cast in favor of the proposal represent more than 80% of the outstanding shares of our common stock. Consequently, if you abstain from voting or do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not vote your shares), this will have the same effect as a vote against the proposal.

Will my vote be kept confidential?

Yes. We have procedures to ensure that, regardless of whether you vote by Internet, telephone, mail or in person:

•	all proxies, ballots and voting tabulations that identify shareholders are kept permanently confidential, except as disclosure may be required by federal or state law or expressly permitted by a shareholder; and

•	voting tabulations are performed by an independent third party.

How can I attend the meeting?

All of our shareholders are invited to attend the annual meeting. You may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also may be asked to present proof of ownership to be admitted to the meeting. A brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership. To help us plan for the meeting, please let us know whether you expect to attend, by responding affirmatively when prompted during Internet or telephone voting or by marking the attendance box on the proxy card.

Who pays for the cost of proxy preparation and solicitation?

Piper Jaffray pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone or facsimile or personally. Our directors, officers and regular employees will receive no additional compensation for their services other than their regular compensation.

Can I receive future proxy statements and annual reports electronically instead of receiving paper copies through the mail?

Yes. If you are a shareholder of record, you may request and consent to electronic delivery of future proxy statements and annual reports by accessing the Web site www.proxyvote.com and following the instructions to vote. After you have voted your proxy, you will be prompted regarding electronic delivery. If your shares are held in street name, please contact your broker, bank, trust or other nominee and ask about the availability of electronic delivery.

ITEM 1 — ELECTION OF DIRECTORS

The number of directors currently serving on our Board of Directors is seven. Our Board of Directors is currently divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. If shareholders approve the proposal to amend and restate our Amended and Restated Certificate of Incorporation as described under Item 3 of this Proxy Statement, the Board of Directors will be declassified in a manner that does not affect the unexpired terms of the directors elected in 2007 or prior years. This process will result in the annual election of all directors at our 2010 annual meeting.

At this year’s annual meeting, the terms of our Class I directors will expire. Andrew S. Duff, Samuel L. Kaplan and Frank L. Sims, who currently serve as Class I directors with terms expiring at the 2007 annual meeting, have been nominated for reelection to the Board to serve until our 2010 annual meeting of shareholders or until their successors are elected and qualified. Each of the nominees has agreed to serve as a director if elected. The three nominees receiving a plurality of the votes cast at the meeting in person or by proxy will be elected. Proxies may not be voted for more than three directors.

If, for any reason, any nominee becomes unable to serve before the annual meeting occurs, the persons named as proxies may vote your shares for a substitute nominee selected by our Board of Directors.

The Board of Directors recommends a vote FOR the election of the three director nominees. Proxies will be voted FOR the election of the three nominees unless otherwise specified.

Following is biographical information for each of the nominees for election as director and for the directors whose terms of office will continue after the meeting.

Class I Directors — Nominees for Terms Ending in 2010

ANDREW S. DUFF:  Age 49, chairman and chief executive officer since December 31, 2003. Mr. Duff became chairman and chief executive officer of Piper Jaffray Companies following completion of our spin-off from U.S. Bancorp on December 31, 2003. He also has served as chairman of our broker-dealer subsidiary since 2003, as chief executive officer of our broker-dealer subsidiary since 2000 and as president of our broker-dealer subsidiary since 1996. He has been with Piper Jaffray since 1980. Prior to the spin-off from U.S. Bancorp, Mr. Duff also was a vice chairman of U.S. Bancorp from 1999 through 2003.

SAMUEL L. KAPLAN:  Age 70, director since December 31, 2003. Mr. Kaplan is a partner and founding member of the law firm of Kaplan, Strangis and Kaplan, P.A., Minneapolis, Minnesota, and has served as the firm’s president continuously since the firm was founded in 1978. Mr. Kaplan also is a member of the board of directors of Vyyo Inc.

FRANK L. SIMS:  Age 56, director since December 31, 2003. Mr. Sims is corporate vice president, transportation and product assurance and a member of the management corporate center at Cargill, Inc. since July 2000. Cargill is a marketer and distributor of agricultural and industrial products and services. Mr. Sims has responsibility for global transportation and supply chain solutions and serves as a member of the risk management and financial solutions platform. Mr. Sims joined Cargill in 1972 and has served in a number of executive positions, including president of Cargill’s North American Grain Division from 1998 to 2000. Mr. Sims also is chairman of the Federal Reserve Bank of Minneapolis and a member of the board of directors of Tennant Company.

Class II Directors — Terms Ending in 2008

MICHAEL R. FRANCIS:  Age 44, director since December 31, 2003. Mr. Francis has served as executive vice president, marketing for Target Corporation since 2003. Target Corporation operates Target-brand general merchandise discount stores and an online business, Target.com. Mr. Francis began his career with Marshall Field’s department stores in 1985 and has been with Target Corporation since its acquisition of Marshall Field’s in 1990. He previously served Target Corporation as senior vice president, marketing from 2001 to 2003 and as senior vice president, marketing and visual presentation of the department store division from 1995 to 2001. Prior to that, he held a variety of positions within Target Corporation.

ADDISON L. PIPER:  Age 60, director since December 31, 2003. Mr. Piper retired from Piper Jaffray effective at the end of 2006, having served as vice chairman of Piper Jaffray Companies since the completion of our spin-off from U.S. Bancorp on December 31, 2003. He worked for Piper Jaffray from 1969 through 2006, serving as assistant equity syndicate manager, director of securities trading and director of sales and marketing. He served as chief executive officer from 1983 to 2000 and as chairman from 1988 to 2003. From 1998 through August 11, 2006, Mr. Piper also had responsibility for our venture and private capital fund activities. Mr. Piper also is a member of the board of directors of Renaissance Learning Corporation.

Class III Directors — Terms Ending in 2009

B. KRISTINE JOHNSON:  Age 55, director since December 31, 2003. Since 2000, Ms. Johnson has been president of Affinity Capital Management, a Minneapolis-based venture capital firm that invests primarily in seed and early-stage health care companies in the United States. Ms. Johnson served as a consultant to Affinity Capital Management in 1999. Prior to that, she was employed for 17 years at Medtronic, Inc., a manufacturer of cardiac pacemakers, neurological and spinal devices and other medical products, serving most recently as senior vice president and chief administrative officer from 1998 to 1999. Her experience at Medtronic also included service as president of the vascular business and president of the tachyarrhythmia management business, among other roles.

JEAN M. TAYLOR:  Age 44, director since July 27, 2005. Ms. Taylor is the president and chief executive officer of Taylor Corporation, positions she has held since 2001 and 2007, respectively. Taylor Corporation is a privately held group of approximately 80 affiliated entrepreneurial companies engaged in marketing, fulfillment, personalization and printing services. These businesses operate throughout North America, Europe and Australia and together employ more than 15,000 employees. Ms. Taylor joined Taylor Corporation in 1994 as vice president and served as executive vice president from 1999 to 2001.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Compensation, and Nominating and Governance. Each of the standing committees has adopted and operates under a written charter, all of which are available on our Web site at www.piperjaffray.com. Other corporate governance documents available on our Web site include our Corporate Governance Principles, Director Independence Standards, Director Nominee Selection Policy, Procedures for Contacting the Board of Directors, Codes of Ethics and Business Conduct, and Complaint Procedures Regarding Accounting and Auditing Matters. All of these documents also are available in print to any shareholder who requests them.

Codes of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct applicable to our employees, including our principal executive officer, principal financial officer, principal accounting officer, controller and other employees performing similar functions, and a separate Code of Ethics and Business Conduct applicable to our directors. Directors who also serve as officers of Piper Jaffray must comply with both codes. Both codes are available on our Web site at www.piperjaffray.com and are available in print to any shareholder who requests them. We will post on our Web site at www.piperjaffray.com any amendment to, or waiver from, a provision of either of our Codes of Ethics and Business Conduct within four business days following the date of such amendment or waiver.

Director Independence

Under applicable rules of the New York Stock Exchange, a majority of the members of our Board of Directors must be independent, and no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with Piper Jaffray. To assist the Board with these determinations, the Board has adopted the following categorical Director Independence Standards, which are available on our Web site at www.piperjaffray.com. Under the Director Independence Standards, a director will be deemed independent for purposes of service on the Board if:

(1)	the director does not have any relationship described in Rule 303A.02(b) of the New York Stock Exchange corporate governance rules;

(2)	in the event the director has a relationship that is not of a type described in the Director Independence Standards or that exceeds the limits of the relationships described in the Director

Independence Standards, the Board determines in its judgment, after broad consideration of all relevant facts and circumstances, that the relationship is not material; and

(3)	the Board reviews all commercial, banking, consulting, legal, accounting, charitable, familial and other relationships the director has with Piper Jaffray that are not of a type described in the Director Independence Standards and determines in its judgment, after broad consideration of all relevant facts and circumstances, that the relationship is not material.

Our Director Independence Standards deem the following types of relationships not to be material relationships that would cause a director not to be independent:

(a)	Piper Jaffray has made payments for goods or services to, or has received payments for goods or services from, the primary business affiliation of the director or an immediate family member of the director in an aggregate amount during a fiscal year that does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues for that fiscal year;

(b)	lending relationships, deposit relationships, or other banking relationships between Piper Jaffray, on one hand, and a director’s or immediate family member’s primary business affiliation, on the other hand, if the relationship is in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with similarly situated non-affiliates;

(c)	the director or an immediate family member, or their primary business affiliation, maintains a brokerage, margin or similar account with, or has purchased investment services, investment products, securities or similar products and services from Piper Jaffray, including ownership of interests in partnerships or funds sponsored or managed by Piper Jaffray, if the relationship is on substantially the same terms as those prevailing at the time for comparable transactions with similarly situated non-affiliates;

(d)	the director or an immediate family member is a partner or associate of, or of counsel to, a law firm providing services to Piper Jaffray if (i) such person has not personally provided legal services to Piper Jaffray, and (ii) the aggregate payments received by the law firm from Piper Jaffray in any fiscal year do not exceed the greater of $1 million or 2% of the law firm’s consolidated gross revenues for that fiscal year;

(e)	a relationship arising solely from a director’s or an immediate family member’s ownership of an equity or limited partnership interest in an entity that engages in a transaction with Piper Jaffray, if the director’s or immediate family member’s ownership interest does not exceed 5% of the total equity or partnership interests in that other entity;

(f)	a relationship arising solely from a director’s position as a director of another company that provides services to, or is provided services by, Piper Jaffray;

(g)	a relationship arising solely because an immediate family member of the director is a director or employee of another company that provides services to, or is provided services by, Piper Jaffray;

(h)	the director or an immediate family member has received personal loans from Piper Jaffray that are specifically permitted under Section 402 of the Sarbanes-Oxley Act of 2002 and any regulations adopted thereunder; and

(i)	the director or an immediate family member is a director, trustee or executive officer of a foundation, university or other non-profit organization that receives from Piper Jaffray or the Piper Jaffray Foundation charitable contributions in an amount that does not exceed the greater of $100,000 or 5% of the organization’s aggregate annual charitable receipts during its preceding fiscal year.

The Board has affirmatively determined, in accordance with the foregoing Director Independence Standards, that none of our non-employee directors other than Addison L. Piper has a material relationship with Piper Jaffray and that other than Mr. Piper, each non-employee director (including Michael R. Francis, B. Kristine Johnson, Samuel L. Kaplan, Frank L. Sims and Jean M. Taylor) is independent. None of the independent directors has a relationship described in Rule 303A.02(b) of the New York Stock Exchange rules, and with the exception of one relationship between Piper Jaffray and Ms. Johnson, every relationship between Piper Jaffray and each of these directors is of a type described in the Director Independence Standards and does not exceed the limits set forth in the Director Independence Standards. Within the types of relationships listed above, Messrs. Francis and Sims, Ms. Johnson and Ms. Taylor have relationships with Piper Jaffray of the type described in (a); Mr. Francis and Ms. Johnson have relationships with Piper Jaffray of the type described in (f); and Messrs. Francis, Kaplan and Sims and Ms. Taylor and Ms. Johnson have relationships with Piper Jaffray of the type described in (i). With respect to the one relationship not covered by our Director Independence Standards, Ms. Johnson’s brother, Paul V. Olson, was employed by us as a financial advisor in the Private Client Services business of our broker-dealer subsidiary until the completion of the sale of this business to UBS Financial Services Inc. in August 2006. The Board broadly considered all the relevant facts and circumstances of this relationship, including the fact that Mr. Olson was not an executive officer of our company or of our broker-dealer subsidiary and the Board’s determination that in her role as a director, Ms. Johnson exercises independent judgment that is not unduly influenced by management or by the fact that her brother is or was an employee of the firm. After this analysis, the Board affirmatively determined in its judgment that this relationship is not material and that Ms. Johnson is independent. In addition to the independent directors listed above, Richard A. Zona served as an independent director during 2006 until his resignation on August 30, 2006. The Board previously determined that Mr. Zona was independent after reviewing relationships of the type described in (c) and (f) above.

Our other directors, Mr. Duff and Mr. Piper, cannot be considered independent directors because of relationships with the company that are described in Rule 303A.02(b) of the New York Stock Exchange corporate governance rules. Specifically, Mr. Duff is employed as our chief executive officer, and Mr. Piper was employed as an executive officer of Piper Jaffray within the last three years.

Lead Director

The Board of Directors has appointed Mr. Kaplan to serve as the lead director of the Board. The lead director has the following duties and responsibilities, as described in our Corporate Governance Principles:

•	presides at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors, and coordinates the agenda for and moderates these executive sessions;

•	serves formally as a liaison between the chief executive officer and the independent directors;

•	monitors board meeting schedules and agendas to ensure that appropriate matters are covered and that there is sufficient time for discussion of all agenda items;

•	monitors information sent to the board and advises the chairman as to the quality, quantity and timeliness of the flow of information;

•	has authority to call meetings of the independent directors; and

•	if requested by major shareholders, makes himself available for consultation and direct communication.

Meetings of the Outside Directors

At both the Board and committee levels, our non-employee directors meet regularly in executive sessions in which Mr. Duff and other members of management do not participate. Mr. Kaplan, our lead director, serves as the presiding director of executive sessions of the Board, and the chairperson of each committee serves as the presiding director at executive sessions of that committee. At least once annually, our independent directors meet in an executive session without Messrs. Piper and Duff.

Committees of the Board

Audit Committee

Members:	Frank L. Sims, Chairperson B. Kristine Johnson Samuel L. Kaplan

The Audit Committee’s purpose is to oversee the integrity of our financial statements, the independent auditor’s qualifications and independence, the performance of our internal audit function and independent auditor, and compliance with legal and regulatory requirements. The Audit Committee has sole authority to retain and terminate the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee meets with management and the independent auditor to review and discuss the annual audited and quarterly unaudited financial statements, reviews the integrity of our accounting and financial reporting processes and audits of our financial statements, and prepares the Audit Committee Report included in the proxy statement. The responsibilities of the Audit Committee are more fully described in the Committee’s charter. The Audit Committee met seven times during 2006. The Board has determined that all members of the Audit Committee are independent (as that term is defined in the applicable New York Stock Exchange rules and in regulations of the Securities and Exchange Commission), that all members are financially literate and have the accounting or related financial expertise required by the New York Stock Exchange rules, and that Mr. Sims is an “audit committee financial expert” as defined by regulations of the Securities and Exchange Commission.

Compensation Committee

Members:	Michael R. Francis, Chairperson Frank L. Sims Jean M. Taylor

The Compensation Committee discharges the Board’s responsibilities relating to compensation of the executive officers, oversees succession planning for the executive officers jointly with the Nominating and Governance Committee and ensures that our compensation and employee benefit programs are aligned with our compensation and benefits philosophy. The Committee has full discretion to determine the amount of compensation to be paid to the executive officers. The Committee also has sole authority to evaluate the chief executive officer’s performance and determine the compensation of the chief executive officer based on this evaluation. In addition, the Committee is responsible for recommending stock ownership guidelines for the executive officers and directors, for recommending the compensation and benefits to be provided to our non-employee directors, for reviewing and approving the establishment of broad-based incentive compensation, equity-based, retirement or other material employee benefit plans, and for discharging any duties under the terms of these plans.

The Committee has delegated authority to our chief executive officer under our Amended and Restated 2003 Annual and Long-Term Incentive Plan to allocate awards to employees other than our executive officers in connection with our annual equity grants made in the first quarter of each year. The annual equity grants are part of the payment of bonuses for the preceding year. Under this delegated authority, the Committee approves the aggregate amount of equity to be awarded to all employees other than executive officers, and the chief executive officer approves the award recipients and specific amount of equity to be granted to each recipient. All other terms of the awards are determined by the Committee. The Committee also has delegated authority to the chief executive officer to grant equity awards to employees other than executive officers in connection with recruiting, retention and significant promotions. This delegation permits the chief executive officer to determine the recipient of the award as well the type and amount of the award, subject to an annual share limitation set by the Committee each year. All awards granted pursuant to this delegated authority must be made in accordance with our equity grant timing policy described below in “Compensation Discussion and Analysis — Equity Grant Timing Policy.” All other terms of the awards are determined by the Committee.

The work of the Committee is supported by our chief administrative officer and our Compensation and Human Resources departments. Personnel in these departments work closely with the chief administrative officer, the chief executive officer and, as appropriate, the chief financial and accounting officers and the general counsel, to prepare and present information and recommendations for review and consideration by the Committee, as described below under “Compensation Discussion and Analysis — Setting Compensation — Involvement of Executive Officers.”

In 2006, the Compensation Committee engaged an independent outside compensation consultant, Towers Perrin HR Services, to provide peer group analyses, competitive assessments, program design recommendations and advice to the Committee, as described below under “Compensation Discussion and Analysis — Setting Compensation — Compensation Consultant.”

The Committee reviews and discusses with management the disclosures regarding executive compensation to be included in our annual proxy statement, and recommends to the Board inclusion of the Compensation Discussion and Analysis in our annual proxy statement. The responsibilities of the Compensation Committee are more fully described in the Committee’s charter. For more information regarding the Committee’s process in setting compensation, please see “Compensation Discussion and Analysis — Setting Compensation” below. The Compensation Committee met eight times during 2006. The Board has determined that all members of the Compensation Committee are independent (as that term is defined in applicable New York Stock Exchange rules).

Nominating and Governance Committee

Members:	Samuel L. Kaplan, Chairperson Michael R. Francis Jean M. Taylor

The Nominating and Governance Committee identifies and recommends individuals qualified to become members of the Board of Directors and recommends to the Board sound corporate governance principles and practices for Piper Jaffray. In particular, the Committee assesses the independence of our Board members, identifies and evaluates candidates for nomination as directors, responds to director nominations submitted by shareholders, recommends the slate of director nominees for election at the annual meeting of shareholders and candidates to fill vacancies between annual meetings, recommends qualified members of the Board for membership on committees, oversees the director orientation and continuing education programs, reviews the Board’s committee structure, reviews and assesses the adequacy of our Corporate Governance Principles, evaluates the annual evaluation process for the chief executive officer, the Board and Board committees, and oversees the succession planning process for the executive officers jointly with the Compensation Committee. The Nominating and Governance Committee also oversees administration of our related person transactions policy and reviews the transactions submitted to it pursuant to such policy. The responsibilities of the Nominating and Governance Committee are more fully described in the Committee’s charter. The Nominating and Governance Committee met five times during 2006. The Board has determined that all members of the Nominating and Governance Committee are independent (as that term is defined in applicable New York Stock Exchange rules).

Meeting Attendance

Our Corporate Governance Principles provide that our directors are expected to attend meetings of the Board and of the committees on which they serve, as well as our annual meeting of shareholders. Our Board of Directors held 13 meetings during 2006. Each of our directors attended at least 82% of the meetings of the Board of Directors and the committees on which he or she served during 2006.

Attendance at our Board and committee meetings during 2006 averaged 95.8% for incumbent directors as a group, and all of our directors attended the 2006 annual meeting of shareholders.

Procedures for Contacting the Board of Directors

The Board has established a process for shareholders and other interested parties to send written communications to the Board or to individual directors. Such communications should be sent by U.S. mail to the attention of the Office of the Secretary, Piper Jaffray Companies, 800 Nicollet Mall, Suite 800, Mail Stop J09N05, Minneapolis, Minnesota 55402. Communications regarding accounting and auditing matters will be handled in accordance with our Complaint Procedures Regarding Accounting and Auditing Matters. Other communications will be collected by the secretary of the company and delivered, in the form received, to the lead director or, if so addressed, to a specified director.

Procedures for Selecting and Nominating Director Candidates

The Nominating and Governance Committee will consider director candidates recommended by shareholders and has adopted a policy that contemplates shareholders recommending and nominating director candidates. A shareholder who wishes to recommend a director candidate for nomination by the Board at the annual meeting of shareholders or for vacancies of the Board that arise between shareholder meetings must timely provide the Nominating and Governance Committee with sufficient written documentation to permit a determination by the Board whether such candidate meets the required and desired director selection criteria set forth in our bylaws, our Corporate Governance Principles and our Director Nominee Selection Policy described below. Such documentation and the name of the director candidate must be sent by U.S. mail to the Chairperson, Nominating and Governance Committee, c/o the Office of the Secretary, Piper Jaffray Companies, 800 Nicollet Mall, Suite 800, Mail Stop J09N05, Minneapolis, Minnesota 55402.

Alternatively, shareholders may directly nominate a person for election to our Board by complying with the procedures set forth in Article II, Section 2.4 of our bylaws, and with the rules and regulations of the Securities and Exchange Commission. Under our bylaws, only persons nominated in accordance with the procedures set forth in the bylaws will be eligible to serve as directors. In order to nominate a candidate for service as a director, you must be a shareholder at the time you give the Board notice of your nomination, and you must be entitled to vote for the election of directors at the meeting at which your nominee will be considered. In accordance with our bylaws, director nominations generally must be made pursuant to notice delivered to or mailed and received at our principal executive offices at the address above, not later than the 90th day, nor earlier than the 120th day, prior to the first anniversary of the prior year’s annual meeting of shareholders. Your notice must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 and Rule 14a-11 thereunder (including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

As required by our Corporate Governance Principles and our Director Nominee Selection Policy, when evaluating the appropriate characteristics of candidates for service as a director, the Nominating and Governance Committee takes into account many factors. At a minimum, director candidates must demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, community leadership and meaningful experience in business, law or finance or other appropriate endeavor. Candidates also must be committed to representing the long-term interests of our shareholders. In addition to these minimum qualifications, the Committee considers other factors it deems appropriate based on the current needs and desires of the Board, including specific business and financial expertise currently desired on the Board, experience as a director of a public company, geography, age, gender and ethnic diversity. The Committee has authorized use of an outside consultant to identify and screen potential director candidates. The Committee will reassess the qualifications of a director, including the director’s attendance and contributions at Board and committee meetings, prior to recommending a director for reelection.

Compensation Program for Non-Employee Directors

Directors who are not Piper Jaffray employees receive an annual cash retainer of $50,000 for service on our Board and Board committees. No separate meeting fees are paid. The lead director and the chairperson of the Audit Committee each receives an additional annual cash retainer of $8,000. The chairperson of each other standing committee of the Board each receives an additional annual cash retainer of $5,000. In addition to the cash retainer, we also grant equity awards to our non-employee directors in order to further align their interests with those of our shareholders. Starting in 2007, each non-employee director will receive a grant of 500 shares of our common stock on the date of the director’s initial election to the Board, granted under our Amended and Restated 2003 Annual and Long-Term Incentive Plan. Non-employee directors who will continue their service on the Board following an annual meeting of shareholders will receive a grant of 1,000 shares of our common stock on the date of the annual meeting. Prior to 2007, each non-employee director received a grant of stock options with a fair market value of $20,000 on the date of the director’s initial election to the Board, and non-employee directors who were continuing their service on the Board following an annual meeting of shareholders received a grant of stock options valued at $50,000 on the date of the annual meeting. The number of shares underlying the grant of stock options was determined using the Black-Scholes option-pricing model, and the options were exercisable immediately, have a 10-year term and have an exercise price equal to the closing price of our common stock on the date of grant. The options were granted under our Amended and Restated 2003 Annual and Long-Term Incentive Plan. Non-employee directors who join our Board after the first month of a calendar year are paid pro rata annual retainers and awarded pro rata equity awards based on the period they serve as directors during the year.

Our non-employee directors may participate in the Piper Jaffray Companies Deferred Compensation Plan for Non-Employee Directors, which was designed to facilitate increased equity ownership in the company by our non-employee directors. The plan permits our non-employee directors to defer all or a portion of the cash payable to them for service as a director of Piper Jaffray for any calendar year. Any cash amounts deferred by a participating director are credited to a recordkeeping account and deemed invested in shares of our common stock as of the date the deferred fees otherwise would have been paid to the director. This deemed investment is measured in phantom stock, and no shares of common stock are reserved, repurchased or issued pursuant to the plan. The fair market value of all phantom stock credited to a director’s account will be paid out to the director (or, in the event of the director’s death, to his or her beneficiary) in a single lump-sum cash payment following the director’s cessation of service as a non-employee director. The amount paid out will be determined based on the fair market value of the stock on the last day of the year in which the director’s service with us terminates. Directors who elect to participate in the plan are not required to pay income taxes on amounts deferred but will instead pay income taxes on the amount of the lump-sum cash payment paid to the director (or beneficiary) at the time of such payment. Our obligations under the plan are unsecured general obligations to pay in the future the value of the participant’s account pursuant to the terms of the plan.

Non-employee directors also may participate in our charitable gift matching program, pursuant to which we will match a director’s gifts to eligible organizations dollar for dollar from a minimum of $50 up to an aggregate maximum of $1,500 per year. In addition, our non-employee directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their service on the Board and committees of the Board. Employees of Piper Jaffray who also serve as directors receive compensation for their service as employees, but they do not receive any additional compensation for their service as directors. No other compensation is paid to our Board members in their capacity as directors. Non-employee directors do not participate in our employee benefit plans.

The following table contains compensation information for our non-employee directors for the year ended December 31, 2006.

Non-Employee Director Compensation for 2006

	Fees Earned or		Option
	Paid in Cash		Awards(6)	Total
Name	($)		($)	($)

Michael R. Francis	55,000		50,000	105,000
B. Kristine Johnson	50,000		50,000	100,000
Samuel L. Kaplan	63,000	(2)	50,000	113,000
Frank L. Sims	52,718	(3)	50,000	102,718
Jean M. Taylor	50,000	(4)	50,000	100,000
Richard A. Zona(1)	58,000	(5)	50,000	108,000

(1)	Mr. Zona resigned from the Board of Directors effective on August 30, 2006.

(2)	Mr. Kaplan deferred all of his cash fees pursuant to the Piper Jaffray Companies Deferred Compensation Plan for Non-Employee Directors.

(3)	Consists of a $50,000 annual cash retainer and a pro rata amount of the $8,000 annual cash retainer reflecting Mr. Sims’ appointment as chairperson of the Audit Committee effective August 30, 2006.

(4)	Ms. Taylor deferred $10,000 of her cash fees pursuant to the Piper Jaffray Companies Deferred Compensation Plan for Non-Employee Directors.

(5)	Mr. Zona deferred all of his cash fees pursuant to the Piper Jaffray Companies Deferred Compensation Plan for Non-Employee Directors. As a result of his resignation during 2006, Mr. Zona received a payout in January 2007 of all fees previously deferred under the plan.

(6)	All stock options granted to directors are exercisable immediately. Each non-employee director except Ms. Taylor and Mr. Zona holds options to purchase 11,880 shares of our common stock, and the value of the in-the-money portion of the options held by each director other than Ms. Taylor and Mr. Zona as of December 31, 2006 was $275,193. Ms. Taylor holds options to purchase 5,963 shares of common stock, and the value of the in-the-money portion of the options held by Ms. Taylor as of December 31, 2006 was $127,032. Mr. Zona holds options to purchase 1,962 shares of common stock, none of which were in-the-money as of December 31, 2006. The value of the in-the-money options at fiscal year-end was calculated based on the difference between the closing price of our common stock on December 29, 2006, the last business day of our fiscal year, and the option exercise price, multiplied by the number of shares underlying each option. The aggregate grant date fair value of the stock option awarded to each of our non-employee directors in 2006 was $50,000. Refer to Note 20 of our consolidated financial statements included in our Annual Report on Form 10-K filed on March 1, 2007 for the relevant assumptions used to determine the valuation of our option awards.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Throughout this proxy statement, the individuals who served as our chief executive officer and chief financial officer during the year ended December 31, 2006, and the other individuals included in the Summary Compensation Table, are referred to as the “named executive officers.” These individuals include:

•	Andrew S. Duff, who served as our chairman and chief executive officer for the full year;

•	Thomas P. Schnettler, our vice chairman and chief financial officer, who took on these roles following the closing of the sale of our Private Client Services branch network to UBS Financial Services Inc. on August 11, 2006, but served as an executive officer for the full year;

•	Sandra G. Sponem, who served as our chief financial officer through the closing of the Private Client Services transaction and whose employment with us terminated following that transaction;

•	Jon W. Salveson, head of our Investment Banking business, who was employed by us for the full year but did not become an executive officer until the closing of the Private Client Services transaction;

•	Robert W. Peterson, head of our Equities business, who served as head of our Private Client Services business until its sale and thereafter took on his current role, and who served as an executive officer for the full year;

•	Addison L. Piper, our former vice chairman who stepped down as an executive officer following the Private Client Services transaction but was employed by us for the full year; and

•	Frank E. Fairman, head of our Public Finance Services business, who served as an executive officer for the full year.

With the exception of Ms. Sponem and Mr. Piper, all of the named executive officers currently serve on our executive management team, which we refer to as the Management Committee. The Management Committee also includes our chief administrative officer, general counsel, and the head of our High-Yield and Structured Products business, all of whom are executive officers of Piper Jaffray. Ms. Sponem and Mr. Piper served on the Management Committee until the closing of the Private Client Services transaction.

Compensation Philosophy and Objectives

Our executive compensation program is designed to drive and reward superior corporate performance annually and over the long term, as measured by increasing shareholder value. Compensation also must be internally equitable and externally competitive. We continually review our executive compensation program to ensure it reflects good governance practices and the best interests of shareholders, while meeting the following core objectives:

•	Pay for Performance — A substantial portion of the total compensation for each named executive officer is intended to be variable and delivered on a pay-for-performance basis. The amount of compensation paid is based first on the performance of the company and each business unit, as measured against internal goals designed to maximize shareholder value creation; second on the officer’s performance against individualized goals reflecting the officer’s role, responsibilities and professional development objectives; and third on an assessment of external market data to ensure that our pay levels are competitive relative to the compensation paid by companies with which we compete for executive talent.

•	Stock Ownership — We are committed to utilizing our compensation program to increase executive stock ownership over time. We believe that equity ownership directly aligns the interests of our executives with those of our shareholders and helps to focus our executives on long-term shareholder value creation. In light of our spin-off from U.S. Bancorp at the end of 2003, we have had only three years to build equity ownership among our Management Committee members. Accordingly, each year, we pay a significant portion of the total compensation for our named executive officers in the form of equity awarded under our Amended and Restated 2003 Annual and Long-Term Incentive Plan.

•	Recruiting and Retention — Due to the intensely competitive nature of the securities industry, we are committed to providing total compensation opportunities that are competitive with, though not identical to, the practices of other firms in our industry. We intend for our compensation program to be sufficiently aligned with industry practices that we can continue to attract and retain outstanding executives who are motivated to achieve our mission to build the leading international middle market investment bank and institutional securities firm.

•	Tax Deductibility and Compliance — Our executive compensation program is designed to maximize the tax deductibility of compensation payments to our named executive officers, to ensure that compensation is delivered as cost-efficiently as possible, and to comply with the deferred compensation rules set forth in Section 409A of the Internal Revenue Code, to avoid the payment of punitive excise taxes by our executive officers.

Setting Compensation

The Compensation Committee of our Board of Directors has responsibility for approving the compensation paid to our executive officers and ensuring it meets our objectives. Throughout this Compensation Discussion and Analysis, we refer to the Compensation Committee as the “Committee.” Early each year, the Committee approves the amount of incentive compensation to be paid to our executive officers in recognition of prior-year performance, approves their base salaries for the upcoming year, and establishes performance goals for the Management Committee under an annual incentive program. Subject to limits on the compensation that may be paid under the annual incentive program (as described below under “Compensation Program — Annual Incentive Compensation”), the Committee has full discretion to determine the amount of compensation to be paid to the executive officers.

Involvement of Executive Officers

The work of the Committee is supported by our chief administrative officer and our Compensation and Human Resources departments. Personnel in these departments work closely with our chief administrative officer, chief executive officer and, as appropriate, our chief financial and accounting officers and general counsel, to prepare and present information and recommendations for review and consideration by the Committee in connection with its executive compensation decisions, including regarding the performance goals to be established under the annual incentive program; financial information reviewed in connection with executive compensation decisions; the firms to be included in the compensation peer group (as described below under “— Compensation Peer Group”); the performance evaluations and compensation recommendations for the executive officers; and the evaluation and compensation process to be followed by the Committee.

Compensation Peer Group

Our Compensation department annually identifies a compensation peer group of firms with which we compete for executive talent. We use available data reflecting base salaries, cash incentives and long-term incentive compensation to compile market data to ensure that our pay levels are competitive relative to the compensation paid by our peer group. To ensure we have statistically relevant data for each of our executive officers, we also use data from external market surveys reflecting a broad number of firms within our industry and labor markets, which typically include many of the firms comprising our compensation peer group. In addition, we may review publicly available data for similar companies who are not direct competitors, and we may review data from different combinations of companies participating in the surveys or within our peer group for each of our executive officers, based on the availability of data and the comparability of positions.

We compete with companies of various sizes for executive talent, and therefore the Committee generally reviews composite market data reflecting the market median compensation paid to similarly situated executives at the companies included in the surveys or the compensation peer group. While market data is an important factor considered by the Committee when setting compensation, it is only one of multiple factors considered by the Committee, and the amount paid to each executive may be more or less than the composite market median based on the roles and responsibilities of the executive, experience level of the individual, internal equity and other factors that the Committee deems important.

For 2006, our compensation peer group consisted of Cowen & Co.; Friedman, Billings, Ramsey & Co.; Jefferies Group; Keefe, Bruyette & Woods; and Thomas Weisel Partners Group. In addition, we benchmarked the named executive officers’ compensation against data contained in the following surveys and publicly available data for the following additional companies not included in our peer group:

External Market Surveys	Additional Companies

McLagan Partners Regional Capital Markets Survey
McLagan Partners Cross-Divisional Management Survey
McLagan Partners Equity Origination Survey
McLagan Partners Finance & Business Services Survey
McLagan Partners Fixed Income Origination Survey
McLagan Partners Investment Banking Survey
SIFMA Report on Compensation of Top Management in Small and Regional Firms 2006 US Mercer Benchmark Database	First Albany Companies Greenhill & Co. Lazard Ltd. Raymond James Financial Waddell & Reed Financial Inc.

Compensation Consultant

In 2006, the Committee engaged an independent outside compensation consultant, Towers Perrin HR Services, to provide peer group analyses, competitive assessments, program design recommendations and advice to the Committee. The independent compensation consultant participated in each Committee meeting during the year, advised the Committee regarding the reasonableness of the market data presented to the Committee by our Compensation department, the competitiveness of the base salary and incentive compensation recommendations presented by the chief executive officer, and the competitiveness of the ultimate compensation levels approved by the Committee for each executive officer.

Compensation Program and Payments

The key components of our executive compensation program are base salary, annual incentive compensation and long-term incentive compensation. In addition, our executives have the opportunity to participate in our company-wide Retirement Plan and to receive certain personal benefits, as described below. From time to time, some of our executives receive (or may be entitled to receive in the future) compensation paid out under historical compensation programs in which they participated in prior years and that continue to provide benefits, also as described below.

Base Salary

The purpose of base salary is to provide a set amount of cash compensation for each executive that is not variable in nature and is generally competitive with market practices. Base salaries for our executive officers are reviewed and approved annually by the Committee. When setting base salaries, the Committee considers the executive’s role and responsibilities, external market data for similar positions in companies with which we compete for executive talent, and the recommendations of the chief executive officer. The base salary levels of our named executive officers reflect a desire to maintain a relatively equitable compensation baseline among the individuals serving on our Management Committee other than our chief executive officer, whose contribution is distinguished by a higher base salary. Consistent with industry practice and our pay-for-performance objective, the base salary for each of our named executive officers accounts for a relatively small portion of his or her overall compensation. In 2006, the base salaries paid to our named executive officers who continued to serve as executive officers at year-end represented from approximately 5% to 16% of the total cash and equity compensation paid to them.

Historically, we have not adjusted base salaries for our Management Committee members on an annual basis but have adjusted salaries for individuals upon their initial appointment to the Management Committee, and have adjusted salaries for the Management Committee as a group when warranted to reflect changes in market pay levels, as reported in external compensation sources. For 2007, the Committee increased the base salaries for Mr. Duff (from $380,000 to $400,000) and for Messrs. Fairman, Peterson, Salveson and Schnettler (from $205,000 to $225,000). The base salaries for

Messrs. Duff, Peterson and Schnettler had been unchanged for the preceding three years. Messrs. Fairman and Salveson each had received a base salary increase more recently upon joining our Management Committee (in mid-2005 and mid-2006, respectively). We believe the new salary levels, which became effective on March 1, 2007, are appropriate based on the officers’ roles, responsibilities, experience and contributions to the company, as well as market data.

  Annual Incentive Compensation

The Committee has established an annual incentive program for our Management Committee that provides a significant portion of the total compensation paid to our named executive officers. The objective of the program is to provide cash and equity compensation that is variable based on the achievement of annual performance goals determined each year by the Committee. The program is administered by the Committee under the Piper Jaffray Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan and is designed to comply with the requirements of Section 162(m) of the Internal Revenue Code to ensure the tax deductibility of incentive compensation paid to our named executive officers. Under Section 162(m), we cannot deduct compensation in excess of $1 million that is paid to a named executive officer in any year unless the compensation qualifies as “performance-based” compensation under Section 162(m). Awards under the annual incentive program are referred to as “qualified performance-based awards.” From time to time the Committee awards annual incentive compensation that is paid outside our Section 162(m)-compliant annual incentive program, and in this proxy statement we refer to such compensation as “bonus” compensation.

  Process Followed for 2006

In February 2006, the Committee granted qualified performance-based awards to each of the named executive officers other than Mr. Salveson, who did not become an executive officer until he joined the Management Committee in mid-August 2006. The awards provided that each named executive officer would receive annual incentive compensation in an amount equal to 5% of our 2006 pre-tax operating income, adjusted to eliminate certain compensation and benefits expenses and certain other expenses, losses, income or gains that are unusual in nature or infrequent in occurrence. Pre-tax operating income equals our total revenues less our total expenses before income taxes. The specific adjustments, and the calculation of the adjusted pre-tax operating income, are subject to approval by the Committee. For 2006, the additional adjustments to pre-tax operating income included the elimination of amounts expensed during the year under our Management Committee and corporate support services annual incentive programs for 2006, 2006 equity amortization expense for our Management Committee members and corporate support services employees, certain expenses related to our Retirement Plan, and expenses related to our cash award program (described below under “— Cash Award Program”). Additionally, pre-tax operating income was adjusted to eliminate the gain we realized from the Private Client Services transaction, the gain realized by us related to our ownership of NYSE Group, Inc. common stock, and the benefit resulting from a reduction in a reserve for a particular litigation matter.

The amount payable under each qualified performance-based award could be paid out in a combination of cash and equity, in the discretion of the Committee, and was subject to adjustment by the Committee to comply with the following provisions:

•	The aggregate amount payable under the awards to our Management Committee as a group could not exceed a designated percentage of our adjusted pre-tax operating income, requiring the Committee to decrease the amounts of at least some of the awards. These adjustments were determined by the Committee in its sole discretion and reflected individual performance against enterprise-wide, line of business and individual performance goals established for each member of the Management Committee, and the Committee’s objectives to maintain internal equity relative to individual officers’ contributions and external competitiveness of the compensation paid to each officer.

•	The amount payable under each award could not exceed dollar and share limits applicable to the payment of qualified performance-based compensation as set forth in our Amended and Restated 2003 Annual and Long-Term Incentive Plan.

•	The amount payable under each award could be further decreased, but not increased, in the discretion of the Committee based on individual performance against each officer’s personalized performance goals.

•	In its discretion, the Committee could reduce the percentage of adjusted pre-tax operating income payable to the Management Committee as a group to a level below the maximum percentage described in the first bullet above. This reduction could be based on company performance or other factors, including the Committee’s determination to decrease the amount of individual payouts more than would have been required to comply with the aggregate payment limits.

In August 2006, in light of the determination that Ms. Sponem would step down from the Management Committee and Mr. Salveson would join the Management Committee following the closing of the Private Client Services transaction, the Committee approved a mid-year bonus to be paid to Ms. Sponem in lieu of any incentive compensation that would have been payable to her under the annual incentive program had she remained employed by the company. At that time the Committee also granted a qualified performance-based award to Mr. Salveson, pursuant to which Mr. Salveson would receive incentive compensation for the period from mid-August through December 2006 under the annual incentive program for the Management Committee, based on the company’s adjusted pre-tax operating income for that time period, subject to terms and limitations consistent with those applicable to the awards granted in February 2006.

In January 2007, the Committee certified the company’s adjusted pre-tax operating income for the full year 2006 and for the period from mid-August through December 2006. Following discussion with the chief executive officer and consideration of the information described below, the Committee evaluated the performance of the chief executive officer and determined his incentive compensation for 2006, and assessed the relative contributions of the other members of the Management Committee and approved their incentive compensation for 2006 to be paid out under the annual incentive program. The Committee also approved annual bonus compensation to be paid to Mr. Salveson in recognition of his service for the time period before he became an executive officer, and approved additional bonus compensation for Mr. Salveson for the period during which he served as an executive officer, in the form of stock options granted outside the annual incentive program. Finally, the Committee approved 2006 bonus compensation to be paid to Mr. Piper under his employment arrangement, which was paid outside the annual incentive program due to the fact that he stepped down from the Management Committee following the closing of the Private Client Services transaction.

  Compensation Determinations and Relevant Factors

When determining the amount of bonus and incentive compensation to be paid for 2006, the Committee reviewed and considered the following information:

•	a self-evaluation and internal peer evaluation of the chief executive officer, as well as feedback from the full Board of Directors, gathered by the Committee chairperson, regarding the performance of the chief executive officer for 2006;

•	performance evaluations of each other member of the Management Committee, prepared by the chief executive officer and the head of our Human Resources department, reflecting the chief executive officer’s review and peer reviews of each executive, addressing individual goal achievement and establishing a performance rating for each executive, which the Committee discussed with the chief executive officer;

•	certifications from the chief financial officer regarding the calculation of adjusted pre-tax operating income for 2006, which the Committee discussed with the chief financial officer and chief accounting officer;

•	the financial performance of the company and each business unit, comparable public companies and other companies in the securities industry with which we compete, including the total relative shareholder return of the company and our competitors;

•	market data provided by the company’s Compensation department for each executive officer position reflecting the median base salary, cash and long-term incentive compensation, and total compensation paid by companies in the compensation peer group with comparable executive-level positions for which market data was available;

•	historical compensation information for each executive officer, including past grants of equity and the executives’ stock ownership levels;

•	the recommendations of the chief executive officer regarding the bonus and incentive compensation to be paid to each executive officer for 2006, which the Committee discussed with the chief executive officer; and

•	tally sheets specifying each element of compensation paid to the executive officers for the current and prior year and reflecting the total proposed compensation for 2006 based on the recommendations of the chief executive officer, as well as the potential compensation to be received by the executive officers under various scenarios, including a change in control of the company and terminations of employment under a variety of circumstances.

Taking into account all of the information described above, the Committee evaluated the performance of the chief executive officer and determined his incentive compensation, assessed current levels of responsibility and contribution during the year for each other named executive officer and approved 2006 bonus and annual incentive compensation for the named executive officers, as follows:

Name	Cash	Restricted Stock		Stock Options		Total ($)

Andrew S. Duff	$1,633,732	$1,560,828		$275,440		$3,470,000
		(22,257 shares	)	(9,641 option shares	)
Thomas P. Schnettler	$1,687,105	$1,173,305		$207,054		$3,067,464
		(16,731 shares	)	(7,248 option shares	)
Sandra G. Sponem	$583,333	—		—		$583,333
Jon W. Salveson	$2,045,762	$1,111,754		$196,192		$3,353,708
		(15,583 shares	)	(6,868 option shares	)
Robert W. Peterson	$1,039,144	$722,678		$127,531		$1,889,353
		(10,305 shares	)	(4,464 option shares	)
Addison L. Piper	$500,000	—		—		$500,000
Frank E. Fairman	$581,030	$404,080		$71,308		$1,056,418
		(5,762 shares	)	(2,496 option shares	)

All of the amounts for Messrs. Duff, Schnettler, Peterson and Fairman were paid out under the annual incentive program. The amounts for Ms. Sponem and Mr. Piper were paid outside of the annual incentive program, as bonus compensation. For Mr. Salveson, $1,303,242 was paid out under the annual incentive program and was paid entirely in cash; an additional $4,704 was paid to Mr. Salveson for the period after he joined the Management Committee, but was paid as bonus compensation outside the annual incentive program in the form of stock options. The remaining $2,045,762 paid to Mr. Salveson was paid out as bonus compensation for his service prior to joining the Management Committee; of this amount, $742,520 was paid in cash, $1,111,754 was paid in the form of restricted stock, and $191,488 was paid in the form of stock options.

In order to comply with the annual incentive program provision that limited the aggregate amount payable to our Management Committee as a group under the qualified performance-based awards, the Committee exercised its discretion to pay less than the maximum amounts of annual incentive compensation payable under the qualified performance-based awards to all of the named executive officers who received annual incentive compensation, other than Mr. Salveson. The following factors significantly influenced the total amount of bonus or annual incentive compensation approved by the Committee for each named executive officer:

•	The company achieved solid financial results for 2006 that were significantly improved over 2005, with strong top-line growth and improved profitability as we repositioned the company to focus all resources on our capital markets business.

•	Our investment banking, public finance services and equities business lines, led by Messrs. Salveson, Fairman and Peterson, respectively, all improved their results over 2005, with substantial year-over-year improvement in investment banking and public finance services.

•	Messrs. Duff and Peterson and Ms. Sponem played significant leadership roles in planning and executing the sale of our Private Client Services branch network.

•	Messrs. Duff and Schnettler and Ms. Sponem played significant leadership roles in planning and executing the recapitalization of our company and the restructure of our business in connection with the Private Client Services transaction.

•	Messrs. Peterson and Schnettler took on significant new roles, and they and Mr. Salveson took on additional responsibilities, as a result of the restructure of the Management Committee following the Private Client Services transaction.

•	Mr. Piper was subject to an employment arrangement that established the amount of his incentive compensation for 2006 (as described in more detail below under “Employment Arrangement with Addison L. Piper”).

  Form of Payment

Consistent with our philosophy regarding executive stock ownership, the bonus and incentive compensation for the named executive officers who continued to serve as executive officers at the end of the year (Messrs. Duff, Fairman, Peterson, Salveson and Schnettler) was paid out in a combination of cash and equity. The equity component represented from 39% to 53% of the total payout and was paid out 85% in restricted stock and 15% in stock options granted under our Amended and Restated 2003 Annual and Long-Term Incentive Plan. In compliance with our equity grant timing policy, the stock options and restricted stock were granted on February 15, 2007; the awards will vest in full on February 15, 2010, subject to the terms and conditions of the applicable award agreements. The number of shares of restricted stock granted to each officer was determined by dividing the total dollar value designated to be paid out to the officer in restricted stock by the closing price of our common stock on February 15, 2007, and the number of shares underlying the stock options was determined by dividing the total dollar value designated to be paid out to the officer in stock options by the Black-Scholes value of one option share on that same date.

To maximize the tax deductibility of Mr. Salveson’s bonus and incentive compensation for 2006, the Committee exercised its discretion to pay the amounts payable to him pursuant to his qualified performance-based award solely in cash and to pay a substantial portion of his bonus compensation granted outside of the annual incentive program in the form of equity. The Committee determined to pay the 2006 bonus compensation for Ms. Sponem and Mr. Piper entirely in cash in light of their terminations of employment from the company.

  2007 Annual Incentive Compensation

In February 2007, the Committee approved the terms and conditions of the annual incentive program under which our Management Committee members may earn incentive compensation for 2007. As in 2006, each Management Committee member was granted a qualified performance-based award that entitles the officer to receive incentive compensation based on our pre-tax operating income, adjusted to eliminate certain compensation and benefits expenses and certain other expenses, losses, income or gains that are unusual in nature or infrequent in occurrence. The 2007 annual incentive awards are payable in a combination of cash and equity in the discretion of the Committee.

  Long-Term Incentive Awards

Long-term incentives are intended to provide compensation opportunities based on the creation of shareholder value and an increase in our stock price. A substantial portion of the 2006 bonus and annual incentive compensation paid to the named executive officers who continued to serve as executive officers at year-end was paid in the form of equity, representing from 37% to 48% of the 2006 total compensation (including for this purpose base salary and total incentive compensation, including amounts paid under and outside of our annual incentive program) paid to each named executive officer who continued to serve as an executive officer at year-end, depending on the individual’s position. The upside potential of these equity awards will not be realized by the executive officers unless our performance improves over the vesting period and/or the term of the awards. Many companies with which we compete for talent grant equity solely in the form of restricted stock, and a substantial portion of the equity awarded to our named executive officers is in this form. While the restricted stock will lose value if our performance declines, stock options will have no value to our executives unless our performance improves in future years. In light of this, a portion of the equity granted to our named executive officers is in the form of stock options. Both the restricted stock and stock options have three-year cliff vesting schedules, and the stock options have a 10-year term.

  Other Compensation

Members of our Management Committee receive limited additional compensation in the form of a monthly stipend to cover parking expenses, reimbursement of dues for club memberships used for business purposes, and certain insurance premiums. Our executive officers who participate in our Retirement Plan, a 401(k) plan, receive company matching contributions on 100% of their annual contributions up to a maximum of 6% of their total pay, up to the social security taxable wage base; their contributions are matched on the same basis we match contributions by non-executive employees. Prior to 2007, we matched a maximum of 4% of the employee’s total pay up to the social security taxable wage base, and for 2006, each of our named executive officers who contributed to the Retirement Plan received the full 4% company match.

Some of our named executive officers also receive payments from time to time under the U.S. Bancorp Piper Jaffray Inc. Second Century Growth Deferred Compensation Plan (As Amended and Restated Effective September 30, 1998) (the “Second Century 1998 Plan”) and the U.S. Bancorp Piper Jaffray Inc. Second Century 2000 Deferred Compensation Plan (the “Second Century 2000 Plan”). Certain key employees were eligible to participate in these plans, under which participants were granted one or more deferred bonus awards that were deemed invested in certain measuring investments. Following a liquidity event for a particular investment, the participant receives a benefit payment based on the deemed return to the participant and payment of the portion of the participant’s account that was deemed invested. Participants may continue to receive payments under the plans until a liquidity or bankruptcy event has occurred with respect to each measuring investment. Messrs. Peterson, Salveson and Schnettler were granted deferred bonus awards under these plans in 1996, 1997, 1998 and/or 2000, and received deferred bonus payouts in 2006 as set forth in the Summary Compensation Table. No new awards have been granted under these plans since 2000, and participation in the plans is frozen.

  Cash Award Program

In connection with our spin-off from U.S. Bancorp on December 31, 2003, we established a cash award program pursuant to which we granted cash awards to a large number of our employees who were employed by us on December 15, 2003. These awards were designed to aid in retention and to provide fair treatment to our employees whose U.S. Bancorp stock option and restricted stock awards expired or were forfeited as a result of the spin-off. The cash award program, which is not a part of our regular compensation program, was approved by both our Board of Directors and by the Board of

Directors of U.S. Bancorp at the time of the spin-off. The allocation and specific terms and conditions of these cash awards were approved by the Committee following the spin-off.

Each of the named executive officers entered into a letter agreement with us setting forth the terms and conditions of their cash award(s). Pursuant to these agreements, Mr. Duff was granted a discretionary cash award of $500,000, Ms. Sponem was granted a discretionary cash award of $150,000, and Messrs. Duff, Fairman, Peterson, Piper, Salveson and Schnettler and Ms. Sponem were granted other cash awards replacing the lost value of U.S. Bancorp options and restricted stock that expired or were forfeited as a result of the spin-off. The respective amounts of these other cash awards totaled $4,567,096; $87,180; $559,622; $158,447; $82,500; $244,184; and $890,964. The discretionary cash awards granted to Mr. Duff and Ms. Sponem are payable in four equal installments on each of March 31, 2004, 2005, 2006 and 2007. Fifty percent of each other cash award was paid on March 31, 2004, with the remaining 50% payable in four equal installments on each of March 31, 2005, 2006, 2007 and 2008, except that payment of the remaining amounts under Ms. Sponem’s cash awards was accelerated in connection with her termination of employment from Piper Jaffray (see “— Severance Plans” below), and all unpaid amounts will be paid to her in full in April 2007. In all other cases, the payments are conditioned on the award recipient’s continued employment with Piper Jaffray on the payment date, except that Piper Jaffray will continue to pay the benefits if the recipient’s employment is terminated by reason of death, disability or retirement (as in the case of Mr. Piper, who retired on December 31, 2006), or is terminated without cause during the 24-month period following a change in control of Piper Jaffray.

The full value of the cash awards granted to our named executive officers was included in 2003 compensation reported in the Summary Compensation Table in prior years, and therefore is not included in the Summary Compensation Table as 2006 compensation.

  Employment Arrangement with Addison L. Piper

In 2003 we established an employment arrangement with Mr. Piper that terminated on December 31, 2006, pursuant to which Mr. Piper served as our vice chairman and as a member of our Management Committee. The employment arrangement provided that Mr. Piper would be a full-time employee of our company subject to the policies generally applicable to other executive officers and would be paid an annual base salary of $250,000 and a minimum annual bonus of $500,000 for serving in these positions. Mr. Piper stepped down as a member of our Management Committee in August 2006 following the closing of the Private Client Services transaction and retired as an employee of Piper Jaffray effective as of December 31, 2006. In accordance with his employment arrangement, Mr. Piper continued to receive his annual base salary of $250,000 through December 31, 2006, and the Committee approved the payment of a $500,000 bonus to him for 2006, as discussed above under “— Annual Incentive Compensation.”

In August 2006 the Committee approved certain other compensation for Mr. Piper in connection with his retirement, including a lump-sum cash payment of $110,174 payable to Mr. Piper at the time of his retirement for his retiree medical insurance for the 10-year period following his retirement, and the continued provision to Mr. Piper of office space, secretarial support and computer and communications equipment following his retirement. In January 2007, the Board of Directors, upon recommendation of the Committee, approved two additional compensatory arrangements for Mr. Piper: (1) a charitable contribution to be made by Piper Jaffray to one or more organizations designated by Mr. Piper, in an amount totaling $100,000, to acknowledge Mr. Piper’s community commitment during his tenure at Piper Jaffray; and (2) compensation to be paid to Mr. Piper for his continuing service as a member of an investment committee for certain funds managed by our private equity business, including $500 per committee meeting and a 0.5% carry interest in the funds, which could result in investment gains distributed to Mr. Piper in future years.

Termination and Change in Control Arrangements

  Non-Qualified Retirement Plan

Following our spin-off from U.S. Bancorp on December 31, 2003, we assumed liability for the non-qualified benefits accrued for our employees under the defined benefit excess plan component of the U.S. Bancorp Cash Balance Pension Plan. In 2004, we established the Piper Jaffray Companies Non-Qualified Retirement Plan to maintain and administer these benefits, which were transferred to us following the spin-off. Thereafter, participation in the plan was frozen. No new benefits may be earned by participants in this plan, but participating employees will continue to receive investment credits on their transferred plan balances until the plan balance is paid out upon the employee’s retirement or termination of employment. As of December 31, 2006, the Non-Qualified Retirement Plan account balances for our named executive officers were as follows: Mr. Duff, $452,781; Mr. Fairman, $160,049; Mr. Peterson, $438,285; Mr. Piper, $572,819; Mr. Salveson, $403,475; Ms. Sponem, $16,564; and Mr. Schnettler, $793,984. As a result of their terminations of employment in 2006, Mr. Piper and Ms. Sponem will receive a payout of their respective account balances in the first half of 2007.

  Severance Plans

All of our named executive officers are eligible to participate in the Piper Jaffray Severance Plan, a broad-based plan in which all of our full-time, U.S.-based employees generally are eligible to participate. In the event of certain involuntary terminations of employment resulting from an employer-determined severance event, employees may receive severance pay up to a maximum of their weekly base salary multiplied by 52, subject to a maximum dollar amount equal to the limit in effect under Internal Revenue Code section 401(a)(17) for the year in which the employee’s employment involuntarily terminates. (For 2007, this limit is $225,000.) Employer-determined severance events may include, depending on the circumstances, closure of a company facility, a permanent reduction in our workforce or certain organizational changes that result in the elimination of the employee’s position.

In April 2006, the Committee approved a Supplemental Severance Plan applicable to our employees whose employment with us terminated as a result of the Private Client Services transaction, if the employee did not transfer to UBS following the transaction. Under the Supplemental Severance Plan, eligible terminating employees became entitled to receive severance benefits equal to 150% of the benefits provided by our regular Severance Plan, so long as the employee complied with the terms and conditions of the Supplemental Severance Plan. In addition, under the Supplemental Severance Plan, the Committee accelerated the vesting of outstanding equity and cash awards held by the eligible terminating employees, and eligible terminating employees received mid-year bonuses determined at the time of their termination of employment in lieu of year-end bonuses. In connection with her termination of employment following the closing of the Private Client Services transaction in August 2006, Ms. Sponem received a payout of accrued but unpaid paid time off in the amount of $7,692 in accordance with our regular practice for all terminating employees and became entitled to $161,538 in cash severance under the salary continuation component of the Supplemental Severance Plan, pursuant to the same terms and conditions as other employees whose employment was terminated as a result of the transaction. Of the cash severance amount, $62,500 was payable with respect to 2006 and is reflected in the Summary Compensation Table; the remainder is payable with respect to 2007. In addition, the Committee approved a mid-year bonus for Ms. Sponem in the amount of $583,333, as described above under “— Annual Incentive Compensation,” and accelerated the vesting of 12,060 shares of outstanding restricted stock held by Ms. Sponem, outstanding stock options held by her covering 5,207 shares of our common stock, and unpaid cash awards in the amount of $260,240. To ensure compliance with Section 409A of the Internal Revenue Code, the severance pay, mid-year bonus and cash award payout will be paid to Ms. Sponem in April 2007. The equity awards became fully vested on October 31, 2006.

  Other Termination and Change-in-Control Provisions

Certain award agreements and plans under which compensation has been awarded to our named executive officers include provisions regarding the payment of the covered compensation in the event of a termination of employment or a change in control of our company, as follows:

•	Cash awards continue on their original payment schedule in the event of termination due to death or disability, if the employee is terminated within 24 months following a change in control of Piper Jaffray, or if the employee meets the retirement eligibility thresholds under the terms of the cash awards (age 50 plus 10 years of service). Messrs. Piper and Schnettler are the only named executive officers who currently are retiree-eligible under these terms.

•	Under the Non-Qualified Retirement Plan, employees are entitled to a payout of their vested account balance upon any employment termination other than termination for cause.

•	Participants in the Second Century 2000 Plan remain entitled to receive full benefits under the plan if the participant’s employment terminates following a change in control or if the participant’s employment terminates for any other reason, so long as the individual is not terminated for cause and does not violate certain post-termination restrictions; otherwise the amount of the benefits may be limited to the lesser of (i) the amount of the participant’s deferred bonus award plus simple interest at 6.5% per annum from the effective date of the plan (February 28, 2000) through the participant’s termination date and (ii) the value of the participant’s account under the plan.

•	Participants in the Second Century 1998 Plan remain entitled to receive full benefits under the plan if the participant’s employment terminates following a change in control or if the participant’s employment terminates for any other reason, so long as the individual does not violate certain post-termination restrictions and does not commit any act of “gross misconduct,” as defined in the plan; otherwise the benefits are forfeited.

•	Under our Amended and Restated 2003 Annual and Long-Term Incentive Plan, following a termination of employment, our stock option awards granted in 2007 and our restricted stock awards will continue to vest so long as the termination was not for cause and the employee does not violate certain post-termination restrictions for the remaining vesting term of their awards. For stock option awards granted prior to 2007, unvested stock options are immediately canceled upon termination of employment for any reason other than death, disability or qualifying retirement, in which case the options will either vest immediately (in the case of death or disability) or continue to vest according to their original vesting schedule (in the case of retirement) and may be exercised for a designated period or the full term of the option, as set forth in the award agreement. For pre-2007 stock option grants, vested stock options may be exercised only while the optionee remains employed by us, except that vested options may be exercised for 90 days after termination of employment for a reason other than death, disability, qualifying retirement or termination for cause. A qualifying retirement means any termination of employment when an optionee is age 55 or older and has at least five years of service with Piper Jaffray. None of the named executive officers other than Mr. Piper meets the qualifications for retirement under the terms of the option award agreement. In the event of a change in control of Piper Jaffray, all outstanding stock options will become fully vested and exercisable, all outstanding restricted stock will vest and all restrictions on the restricted stock will lapse, and all performance awards, including qualified performance-based awards under the annual incentive program for our Management Committee, will be considered to be earned and payable in full, and such performance awards will be settled in cash or shares, as determined by the Committee, as promptly as practicable. Because annual incentive award payouts are based on adjusted pre-tax operating income, which varies from year to year, and because the Committee must reduce the size of some awards to comply with the limits on the aggregate amount of incentive compensation that may be paid out to the Management Committee as a group under the annual incentive program, the specific amounts that would be payable to our Management Committee upon a change in control are indeterminable.

•	Unless governed by a separate employment arrangement (such as Mr. Piper’s individual employment arrangement, or the Supplemental Severance Plan in the case of Ms. Sponem), bonus compensation and cash and equity compensation payable under our annual incentive program are paid out only if the executive officer continues to be employed by us on the payment or grant date of the bonus or incentive compensation.

•	Our employees who participate in a paid-time off (“PTO”) program are entitled to be paid the value of accrued but unpaid PTO at the time their employment terminates. Under our PTO program, PTO is accrued in hours at a monthly rate based on the employee’s tenure and position.

•	Our employees who are at least 55 years old and have at least five years of service with us at the time of their employment termination are eligible to participate in our retiree medical insurance program following their termination of employment. Under this program, the employee pays premiums to cover the cost of retiree medical insurance that is negotiated by us at a group rate and therefore may be more economical than what is available for employees purchasing insurance on their own. Employees who meet certain eligibility requirements accrue credits during their employment with us that may be applied to offset two-thirds of the cost of the employee’s retiree medical insurance premiums, until the credit balance is depleted. Such credits begin to accrue to employees when the employee first meets one of the following age and years of service thresholds: age of 45 plus at least 15 years of service with us, or age of 50 plus at least 10 years of service with us. The credits are valued at $1,200 per year and accrue annual interest of 5.5%. As of December 31, 2006, our named executive officers had accrued credit balances as follows: Mr. Duff, $6,697; Mr. Schnettler, $8,266; Mr. Piper, $14,539; and Mr. Fairman, $6,697. Messrs. Salveson and Peterson and Ms. Sponem do not meet the eligibility requirements to receive credits. None of the named executive officers other than Mr. Piper currently meets the eligibility requirements to participate in our retiree medical insurance program.

Compensation Policies

Executive Stock Ownership

We have adopted stock ownership guidelines to ensure that each member of the Management Committee maintains a meaningful equity stake in the company, which aligns management’s interests with those of our shareholders. The guidelines, which help to drive long-term performance and strengthen retention, provide for our Management Committee members to hold Piper Jaffray Companies stock with a value equal to seven times base salary for the chief executive officer, and two to five times base salary for the other executive officers, depending on the individual’s position, within five years after becoming subject to the guidelines. All of the named executive officers who currently are subject to the guidelines meet the guidelines based on 2007 salary levels. Ms. Sponem and Mr. Piper, who no longer are subject to the guidelines, met their guidelines prior to their respective terminations of employment. We also have adopted a share retention policy requiring members of our Management Committee to hold at least 50% of the shares awarded to them through our incentive plans, or acquired upon exercise of stock options awarded to them, net of taxes and transaction costs, for a minimum of five years.

We have an employee trading policy providing that employees may not sell our stock short and may not enter into any derivatives transaction in our stock if the effect of the transaction would be substantially equivalent to a short position in our stock or any standardized options strategy other than a covered call or protective put, and employees may not utilize any hedging strategy with respect to non-transferable Piper Jaffray securities, including restricted stock granted under a company bonus or incentive plan. Subject to these rules, our employees are permitted to hedge investments in our stock so long as they do not initiate any part of the hedge or unwind any part of such a hedge during designated trading blackout periods.

Equity Grant Timing Policy

In 2006, we established a policy pursuant to which equity grants to employees will be made only once each quarter, on the 15th calendar day of the month following the public release of earnings for the preceding quarter (or, if the 15th calendar day falls on a weekend or holiday, on the first business day thereafter). This policy covers grants made by the Committee as well as grants made by our chief executive officer to employees other than executive officers pursuant to authority delegated to him by the Committee. We established this equity grant timing policy to provide a regular, fixed schedule for equity grants that eliminates the exercise of discretion with respect to the grant date of employee equity awards. The grant dates under this policy are outside of the designated trading blackout periods that apply to our employees generally and fall within the regularly scheduled trading window periods during which our executive officers generally are permitted to trade in our securities.

Prior to the establishment of this policy, the Committee typically approved the grant of equity in connection with annual incentive or bonus compensation on the date of its first regular meeting of the fiscal year, to be granted on the date of its second regular meeting of the fiscal year. Mid-year grants made in connection with recruiting, retention or significant promotions to employees other than the executive officers were granted by the chief executive officer pursuant to authority delegated to him by the Committee and were granted on the later of the employee’s hire date (in the case of a recruiting award) or the date the award was approved by the chief executive officer.

Policy on Qualifying Compensation for Deductibility

Section 162(m) of the Internal Revenue Code limits deductions for non-performance-based annual compensation in excess of $1 million paid to our named executive officers who served as executive officers at the end of the preceding fiscal year. Our policy is to maximize the tax deductibility of compensation paid to these officers. Accordingly, in 2004 we sought and obtained shareholder approval for the Piper Jaffray Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan, under which our annual incentive program is administered and annual cash and equity incentives are paid. The plan is designed and administered to qualify compensation awarded under our annual incentive program as “performance-based” to ensure that the tax deduction is available to the company. From time to time the Committee may authorize payments to the named executive officers that may not be fully deductible, if they believe such payments are in the interests of shareholders.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and has recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in our year-end disclosure documents.

Compensation Committee of the Board of Directors of Piper Jaffray Companies
Michael R. Francis, Chairperson
Frank L. Sims
Jean M. Taylor

Summary Compensation Table

The following table contains compensation information for the year ended December 31, 2006, for our chief executive officer, the two people who served as our chief financial officer, our three other most highly compensated executive officers, and a former executive officer of our company who would have been one of the three other most highly compensated executive officers of our company except that he was not serving as an executive officer at year-end.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name & Principal		Salary	Bonus(3)	Awards(4)	Awards(4)	Compensation(5)	Compensation(6)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)

Andrew S. Duff	2006	380,000	—	802,605	286,840	1,633,732	8,319	3,111,496
Chairman and CEO
Thomas P. Schnettler	2006	205,000	—	832,381	132,831	1,687,105	18,554	2,875,871
Vice Chairman and Chief Financial Officer(1)
Sandra G. Sponem	2006	158,333	583,333	672,142	99,607	—	76,857	1,590,272
Former Chief Financial Officer(1)
Jon W. Salveson	2006	180,000	742,520	486,241	102,835	1,303,242	8,295	2,823,133
Head of Investment Banking
Robert W. Peterson	2006	205,000	—	462,140	76,968	1,039,144	10,669	1,793,921
Head of Equities
Addison L. Piper	2006	250,000	500,000	160,562	106,216	—	123,958	1,140,736
Former Vice Chairman(2)
Frank E. Fairman	2006	205,000	—	165,331	47,815	581,030	9,993	1,009,169
Head of Public Finance Services

(1)	Ms. Sponem stepped down from her role as chief financial officer and no longer served as an executive officer following the closing of the Private Client Services transaction on August 11, 2006. Thereafter, Mr. Schnettler, who previously served as head of our Corporate and Institutional Services business, became vice chairman and chief financial officer.

(2)	Mr. Piper stepped down from our Management Committee and no longer served as an executive officer following the closing of the Private Client Services transaction. He continued to hold the vice chairman title through December 31, 2006, when he retired as an employee of Piper Jaffray. He continues to serve as a member of our Board of Directors. Mr. Piper did not receive any additional compensation for his service as a director during 2006.

(3)	The amounts in this column reflect bonuses for 2006 performance that were paid to the indicated officers outside of the annual incentive program established for the Management Committee. As discussed in the Compensation Discussion and Analysis, the 2006 incentive compensation for Ms. Sponem and Mr. Piper was paid outside of this program because they no longer served as executive officers at year-end, and certain of Mr. Salveson’s variable compensation for 2006 was paid outside of the annual incentive program because he did not become an executive officer until August 11, 2006, and was not covered by the annual incentive program for executive management prior to that date. For Ms. Sponem and Mr. Piper, the bonuses reflected in this column were paid solely in cash. For Mr. Salveson, the total amount reported in this column is the cash portion of his bonus. The total amount of the bonus paid to Mr. Salveson, including the cash and equity portions, is $2,050,466. This amount includes additional compensation, for the period during which Mr. Salveson served as an executive officer, which was granted outside the annual incentive program and was designated by the Committee to be paid in the form of stock options. Of the $2,050,466 paid to Mr. Salveson as a bonus, $742,520 was paid in cash and $1,307,946 was paid in equity, allocated $1,111,754 in restricted stock (for a total of 15,583 shares of restricted stock) and $196,192 in stock options (for a total of 6,868 option shares), of which $4,704 (165 option shares) is attributable to the period after he joined the

Management Committee, and the remainder of the bonus is attributable to the period before he joined the Management Committee. The equity awards were granted on February 15, 2007, under our Amended and Restated 2003 Annual and Long-Term Incentive Plan. The number of shares of restricted stock granted to Mr. Salveson was determined by dividing the total dollar value designated to be paid to Mr. Salveson in restricted stock by the closing price of our common stock on that date, and the number of shares underlying the stock options was determined by dividing the total dollar value designated to be paid to Mr. Salveson in stock options by the Black-Scholes value of one option share on that same date. Because these awards were not made until 2007, the expense related to these awards is not reflected in the stock awards and option awards columns of this Summary Compensation Table, and the awards are not reflected in the Grants of Plan-Based Awards Table.

(4)	The entries in the stock awards and option awards columns reflect the respective dollar amounts of stock-based compensation recognized for 2006 financial statement reporting purposes in accordance with FAS 123R. The amounts relate to restricted stock and stock option awards granted to the named executive officers in 2004, 2005 and 2006 under our Amended and Restated 2003 Annual and Long-Term Incentive Plan, as part of each officer’s annual incentive compensation for the year preceding the year of grant. For each named executive officer other than Ms. Sponem, the amounts in these columns reflect a three-year amortization of each award, all of which cliff-vest on the third anniversary of the grant date so long as the award recipient complies with the terms and conditions of the applicable award agreement. As discussed in the Compensation Discussion and Analysis, in connection with Ms. Sponem’s termination of employment following the closing of the Private Client Services transaction, the Compensation Committee accelerated the vesting of all outstanding equity held by Ms. Sponem (and for all other severance-eligible employees whose employment terminated as a result of the transaction), and the awards vested in full on October 31, 2006. As a result, the amounts in the column reflect all of the expense related to Ms. Sponem’s equity grants for 2004, 2005 and 2006. No equity forfeitures occurred during the year. Refer to Note 20 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 1, 2007 for a discussion of the relevant assumptions used to determine the valuation of our stock and option awards for accounting purposes.

(5)	The amounts in this column reflect the cash component of compensation paid out pursuant to qualified performance-based awards granted to the designated named executive officers under our annual incentive program relating to performance during 2006 (other than for Mr. Salveson, for whom the award relates to performance only for the portion of 2006 during which he served as an executive officer). As discussed in the Compensation Discussion and Analysis, the compensation paid out pursuant to the qualified performance-based awards included both a cash component and an equity component for each of the named executive officers other than Mr. Salveson, whose award was paid out solely in cash. For each of the other named executive officers who received payouts under the annual incentive program, the equity component was paid in the form of restricted stock and stock options, granted on February 15, 2007. Because these awards were granted in 2007, the expense related to these awards is not reflected in the stock awards and option awards columns of this Summary Compensation Table and the awards are not reflected in the Grants of Plan-Based Awards Table. The aggregate dollar value and number of shares granted under these equity awards and the exercise price of the option awards is set forth below:

			Exercise
	Restricted	Option	Price of	Grant Date Fair
	Shares	Shares	Option	Value of Stock and
	Granted	Granted	Awards	Option Awards
Name	(#)	(#)	($)	($)

Andrew S. Duff	22,257	9,641	70.13	1,836,268
Thomas P. Schnettler	16,731	7,248	70.13	1,380,358
Robert W. Peterson	10,305	4,464	70.13	850,209
Frank E. Fairman	5,762	2,496	70.13	475,388

(6)	All other compensation for the year ended December 31, 2006 consists of the following:

Form of All Other	Andrew S.	Thomas P.	Sandra G.	Jon W.	Robert W.	Addison L.	Frank E.
Compensation	Duff	Schnettler	Sponem	Salveson	Peterson	Piper	Fairman

Parking stipend	2,880	2,880	2,160	2,160	2,880	2,880	2,880
Club membership dues	4,494	—	—	—	—	9,041	2,400
401(k) matching contributions	—	3,768	3,768	3,768	3,768	—	3,768
Life and long-term disability insurance premiums	945	1,089	737	855	837	1,863	945
Other	—	10,817	70,192	1,512	3,184	110,174	—

The “Other” amounts identified in the table above include:

•	For Messrs. Schnettler, Salveson and Peterson, amounts paid out in 2006 under the Second Century 1998 Plan and the Second Century 2000 Plan.

•	For Ms. Sponem, $62,500 in cash severance payable to her under our Supplemental Severance Plan and $7,692 of accrued but unused paid time off that was paid out to Ms. Sponem at the time her employment terminated.

•	For Mr. Piper, a lump-sum payment for his retiree medical insurance for a 10-year period.

For more detail regarding each of these payments, see the Compensation Discussion and Analysis.

Grants of Plan-Based Awards

The following table provides information regarding the grants of plan-based awards made to the named executive officers during the year ended December 31, 2006.

			Estimated
			Possible		All Other
			Payouts	All Other	Option
			Under	Stock	Awards:		Grant Date
			Incentive	Awards:	Number of	Exercise	Fair Value
		Compensation	Plan	Number of	Securities	Price of	of Stock
		Committee	Awards(2)	Shares of	Underlying	Option	and Option
		Approval	Maximum	Stock(3)(4)	Options(3)(5)	Awards(6)	Awards(4)(5)
Name	Grant Date	Date(1)	($)	(#)	(#)	($)	($)

Andrew S. Duff	2/21/2006	1/30/2006	4,417,350	15,988	6,098	47.85	900,000
Thomas P. Schnettler	2/21/2006	1/30/2006	4,417,350	18,986	7,241	47.85	1,068,750
Sandra G. Sponem	2/21/2006	1/30/2006	4,417,350	3,198	1,220	47.85	180,000
Jon W. Salveson	2/21/2006	1/30/2006	—	19,268	—	—	921,939
	8/2/2006	8/2/2006	1,718,531	—	—	—	—
Addison L. Piper	2/21/2006	1/30/2006	4,417,350	4,441	1,694	47.85	250,000
Robert W. Peterson	2/21/2006	1/30/2006	4,417,350	11,192	4,269	47.85	630,000
Frank E. Fairman	2/21/2006	1/30/2006	4,417,350	5,596	2,135	47.85	315,000

(1)	The Compensation Committee approved the grant of the stock and option awards identified in the all other stock awards and all other option award columns of this table at a meeting on January 30, 2006. In accordance with the terms of this approval, the awards were granted on February 21, 2006 (the date of the Committee’s next regular meeting).

(2)	The amounts in this column reflect an estimate of the maximum combined value of the cash and equity that would have been payable to the named executive officers under qualified performance-based awards granted to the named executive officers for 2006 under the annual incentive program for our Management Committee, had we achieved the same adjusted pre-tax operating income for 2006 as was achieved for 2005 (except with respect to Mr. Salveson, where the amount in the column is an estimate of the maximum combined value of the cash and equity that would have been payable to Mr. Salveson under the qualified performance-based award granted to him covering the period during 2006 during which he served as an executive officer, assuming our adjusted pre-tax operating income for 2006 was the same amount we actually achieved for 2005 and was spread evenly throughout the year). Because the amounts payable under the qualified performance-based awards are stated in the annual incentive program as a percentage of adjusted pre-tax operating income that can only be decreased, and not increased, from that maximum level, and because the actual amounts paid out below this maximum level are within the full discretion of the Committee, there are no identifiable threshold or target amounts under the awards, and the maximum amounts actually payable to the named executive officers pursuant to the awards for 2006 were indeterminable at the time the awards were granted. Accordingly, we estimated these amounts using our adjusted pre-tax operating income for 2005. In addition, because the Committee has full discretion to determine the total dollar value of the respective amounts to be paid out under the awards in the form of cash and equity, the amount of each form of payment under the awards is indeterminable until after the awards are paid. At the time the awards were paid out, the Committee designated the total dollar value of the amounts to be paid out in cash and the total dollar value to be paid out in equity, with the number of shares to be calculated following the same method described below in notes 4 and 5.

(3)	The amounts in these columns reflect equity compensation paid out to the named executive officers, other than Mr. Salveson, pursuant to qualified performance-based awards granted to these officers in 2005 under our annual incentive program for the Management Committee. The shares of restricted stock and stock options were granted to these officers on February 21, 2006 following the Compensation Committee’s certification of the attainment of 2005 annual financial performance goals established by the Committee under the annual incentive program. The shares of restricted stock granted to Mr. Salveson were granted as part of his bonus compensation for 2005. All of the restricted stock and stock options were granted under our Amended and Restated 2003 Annual and Long-Term Incentive Plan and will vest in full on February 21, 2009, assuming the award recipient complies with the terms and conditions of the applicable award agreement, except that the awards granted to Ms. Sponem vested on an accelerated basis on October 31, 2006, as discussed in the Compensation Discussion and Analysis under “Compensation Program and Payouts — Termination and Change in Control Arrangements — Severance Plans.”

(4)	The restricted stock awards are subject to forfeiture prior to vesting in the event the award recipient is terminated for cause or, following certain terminations of employment, misappropriates confidential company information, participates in or is employed by a competitor of Piper Jaffray, or solicits employees, customers or clients of Piper Jaffray, all as set forth in more detail in the applicable award agreement. Recipients have the right to vote the shares of Piper Jaffray restricted stock they hold and to receive dividends (if any) on the restricted stock at the same rate paid to our other shareholders. (We currently do not pay dividends on our common stock.) The number of shares of restricted stock awarded to each named executive officer was determined by dividing specified dollar amounts representing a percentage of the individual’s total annual incentive or bonus compensation for that year by $47.85, the closing price of our common stock on the grant date.

(5)	The stock option awards expire on the tenth anniversary of the grant date if not earlier exercised; they are generally subject to cancellation if the award recipient terminates employment prior to vesting or exercise of the awards, other than terminations due to the recipient’s death, long-term disability or a qualifying retirement. The number of shares of stock options awarded to each officer for 2006 was determined by dividing specified dollar amounts representing a percentage of the individual’s total annual incentive compensation for that year by the Black-Scholes value of one option share on the grant date.

(6)	The exercise price equals the $47.85 closing sales price of one share of our common stock on the grant date of the options (February 21, 2006).

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning equity awards held by the named executive officers that were outstanding as of December 31, 2006.

				Stock Awards
	Option Awards			Number of
	Number of Securities			Shares of	Market Value of
	Underlying			Stock that	Shares of Stock
	Unexercised Options	Option	Option	Have Not	That Have Not
	(#)	Exercise Price	Expiration	Vested(2)	Vested(3)
Name	Unexercisable	($)	Date(1)	(#)	($)

Andrew S. Duff	24,940	47.30	2/12/2014	57,399	3,739,545
	11,719	39.62	2/22/2015	—	—
	6,098	47.85	2/21/2016	—	—
Thomas P. Schnettler	1,938	47.30	2/12/2014	60,168	3,919,945
	12,696	39.62	2/22/2015	—	—
	7,241	47.85	2/21/2016	—	—
Sandra G. Sponem	—	—	—	—	—
Jon W. Salveson	5,729	47.30	2/12/2014	46,214	3,010,842
	10,639	39.62	2/22/2015	—	—
Robert W. Peterson	1,938	47.30	2/12/2014	33,141	2,159,136
	6,250	39.62	2/22/2015	—	—
	4,269	47.85	2/21/2016	—	—
Addison L. Piper	7,749	47.30	2/12/2014	11,603	755,935
	2,171	39.62	2/22/2015	—	—
	1,694	47.85	2/21/2016	—	—
Frank E. Fairman	3,632	47.30	2/12/2014	11,611	756,457
	1,391	39.62	2/21/2015	—	—
	2,135	47.85	2/21/2016	—	—

(1)	Option awards expiring on February 12, 2014 vested on February 12, 2007. Option awards expiring on February 22, 2015, will vest on February 22, 2008, and option awards expiring on February 21, 2016, will vest on February 21, 2009, in each case so long as the award recipient complies with the terms and conditions of the applicable award agreement. As discussed in the Compensation Discussion and Analysis, Ms. Sponem’s options granted in 2004, 2005 and 2006 vested on an accelerated basis on October 31, 2006, and were no longer outstanding on December 31, 2006.

(2)	The shares of restricted stock vest on the dates and in the amounts set forth in the table below, so long as the award recipient complies with the terms and conditions of the applicable award agreement. As discussed in the Compensation Discussion and Analysis, Ms. Sponem’s restricted stock vested on an accelerated basis on October 31, 2006, and was no longer outstanding on December 31, 2006.

	Number of Shares Scheduled to Vest That Are Held
	by Each Named Executive Officer
	Andrew S.	Thomas P.	Sandra G.	Jon W.	Robert W.	Addison L.	Frank E.
Vesting Date	Duff	Schnettler	Sponem	Salveson	Peterson	Piper	Fairman

February 12, 2007	12,448	9,805	—	10,005	6,502	1,798	3,172
February 22, 2008	28,963	31,377	—	16,941	15,447	5,364	2,843
February 21, 2009	15,988	18,986	—	19,268	11,192	4,441	5,596

(3)	The values in this column are based on the $65.15 closing sales price of our common stock on the New York Stock Exchange on December 29, 2006, the last trading day of 2006.

Option Exercises and Stock Vested

The following table sets forth certain information concerning options exercised and stock vested during the year ended December 31, 2006. None of the equity awards held by the named executive officers were vested and exercisable during 2006 other than the awards held by Ms. Sponem, which vested on an accelerated basis on October 31, 2006, following her termination of employment, as discussed in the Compensation Discussion and Analysis.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting(1)
Name	(#)	($)	(#)	($)

Sandra G. Sponem	5,207	136,997	12,060	833,949

(1)	The value realized upon vesting of the stock awards is based on the $69.15 closing sales price of our common stock on the October 31, 2006 vesting date of the awards.

Non-Qualified Deferred Compensation Plans

The following table provides information regarding amounts accrued by the named executive officers in our Non-Qualified Retirement Plan. As discussed in the Compensation Discussion and Analysis, participation in this plan was frozen in 2004 and no new benefits may be earned by participants in the plan. However, participating employees will continue to receive investment credits on their transferred plan balances in accordance with the terms of the plan. The investment credits are paid in a lump-sum on December 31 each year to employees who remain employed by us on that date. Each employee’s plan balance will be payable by us upon the employee’s retirement or termination of employment. As a result of their termination of employment in 2006, Mr. Piper and Ms. Sponem will receive a payout of their account balances in the first half of 2007. No amounts or portions of amounts reported in the column reporting aggregate earnings in the last fiscal year were included in the 2006 Summary Compensation Table because the amounts earned were not earned at a preferential rate. We previously have reported fiscal year-end balances in our proxy statement but not in the Summary Compensation Table.

	Aggregate	Aggregate
	Earnings in Last	Balance at Last
	Fiscal Year	Fiscal Year-End
Name	($)	($)

Andrew S. Duff	43,876	452,781
Thomas P. Schnettler	91,281	793,984
Sandra G. Sponem	—	16,564
Jon W. Salveson	30,681	403,475
Addison L. Piper	50,508	572,819
Robert W. Peterson	50,388	438,285
Frank E. Fairman	18,400	160,049

Under the Second Century 1998 Plan and the Second Century 2000 Plan described in the Compensation Discussion and Analysis, certain key employees were granted one or more deferred bonus awards that were deemed invested in certain measuring investments. Following a liquidity event for a particular investment, the participant receives a benefit payment based on the deemed return to the participant and payment of the portion of the participant’s account that was deemed invested. Participants may continue to receive payments under the plans until a liquidity or bankruptcy event has occurred with respect to each measuring investment. No new awards have been granted under these plans since 2000, and participation in the plans is frozen. The following table identifies the amounts earned in 2006 and the deferred balances for each of the named executive officers who received one or more deferred bonuses under the plans. The amounts earned in 2006 are included in “All Other Compensation” in the Summary Compensation Table. We previously have not included fiscal year-end balances in the Summary Compensation Table, but have included earnings paid out in a given year in the Summary Compensation Table for that year.

	Aggregate
	Earnings Paid	Deferred Balance
	Out in Last	(Deemed Investment) at
	Fiscal Year	Last Fiscal Year-End
Name	($)	($)

Thomas P. Schnettler	10,817	550,000
Jon W. Salveson	1,512	100,000
Robert W. Peterson	3,184	200,000

Potential Payments Upon Termination or Change-in-Control

The following tables provide information regarding potential payments to be made to the named executive officers following an employment termination or change in control of Piper Jaffray. Amounts in each table assume a change in control or employment termination on February 15, 2007, except in the case of Ms. Sponem and Mr. Piper, for whom the tables show the actual compensation paid or payable to them due to their employment terminations in 2006. In the following tables, unless indicated otherwise, all equity is listed at its dollar value as of February 15, 2007, based on the $70.13 closing sales price of our common stock on that date. Options are shown at intrinsic value, which represents the difference between the exercise price of the option and the stock price on February 15, 2007.

Termination and Change in Control Payments for Andrew S. Duff

		Involuntary
		Termination
	Change in	Within 24		Involuntary	Other
	Control Not	Months		Termination	Involuntary
	Followed by	Following a		Under	Termination	Involuntary
	Employment	Change in	Voluntary	Severance	Not for	Termination
Description of Benefit	Termination	Control	Termination	Plan	Cause	for Cause

Severance Plan(1)	—	—	—	$225,000	—	—
Accrued but Unused PTO(2)	—	$5,846	$5,846	$5,846	$5,846	$5,846
Cash Awards(3)	—	$1,226,774	—	—	—	—
Restricted Stock(4)(5)	$4,713,297	$4,713,297	$4,713,297	$4,713,297	$4,713,297	—
Stock Options(4)(5)	$1,062,790	$1,062,790	$1,062,790	$569,380	$569,380	—
Annual Incentive Award(4)	Indeterminable	—	—	—	—	—
Non-Qualified Retirement Plan(6)	—	$452,781	$452,781	$452,781	$452,781	—
Total	$5,776,087	$7,461,488	$6,234,714	$5,966,304	$5,741,304	$5,846

(1)	Under our Severance Plan, employees may be eligible for severance payments in the event of employment termination by us due to a facility closure, permanent work-force reduction, organizational change that eliminates the employee’s position, or similar event as determined by the company. The named executive officers participate in the Severance Plan on the same basis as all other employees. The amount in the table reflects salary continuation payments calculated in accordance with the provisions of the plan, which would provide 100% of Mr. Duff’s weekly base salary of $7,308 for a period of 52 weeks, except that salary continuation payments under the plan are capped at $225,000. Also under this plan, Mr. Duff would be entitled to continue to participate in our health and welfare benefits programs at employee rates during the 52-week severance period.

(2)	Our employees who participate in a PTO program are entitled to be paid the value of accrued but unpaid PTO at the time their employment terminates. Under our PTO program, PTO is accrued in hours at a monthly rate based on the employee’s tenure and position. Mr. Duff is entitled to 256 hours of PTO each year. The amount in the table reflects 32 hours of PTO accrued to but unused by Mr. Duff as of February 15, 2007. The value of the unused PTO was calculated by dividing Mr. Duff’s base salary of $380,000 (as of February 15, 2007) by 2080 hours (the standard number of hours employees are deemed to work in a year), multiplied by 32.

(3)	The amount reflects the total unpaid amounts under Mr. Duff’s cash awards. Under the terms of the cash award agreement, the award will continue to be paid on its original payment schedule in the event of an involuntary termination within 24 months following a change in control of Piper Jaffray, or in the event of termination by an employee who meets the retirement eligibility threshold under the terms of the cash award (age 50 plus 10 years of service). As of February 15, 2007, Mr. Duff did not meet the retirement eligibility threshold. Accordingly, Mr. Duff would receive the final two payments under his cash award on March 31, 2007 and March 31, 2008 only if his employment terminated within 24 months following a change in control of Piper Jaffray.

(4)	Under our Amended and Restated 2003 Annual and Long-Term Incentive Plan, in the event of a change in control of Piper Jaffray, regardless whether an employee’s employment is terminated, all outstanding stock options will become fully vested and exercisable, all outstanding restricted stock will vest and all restrictions on the restricted stock will lapse, and all performance awards, including qualified performance-based awards granted under the annual incentive program for the Management Committee members, will be considered to be earned and payable in full, and such performance awards will be settled in cash or shares, as determined by the Compensation Committee, as promptly as practicable. Because the Compensation Committee has discretion to determine the specific amounts of the cash and equity compensation to be paid out under the qualified performance-based awards granted under the annual incentive program, the amounts that would be payable to Mr. Duff upon a change in control are indeterminable.

(5)	Under the applicable award agreements, the stock options granted in 2007 and all the restricted stock awards will continue to vest following a termination of employment so long as the termination was not for cause and the employee does not violate certain post-termination restrictions; the stock options granted prior to 2007 will continue to vest upon a qualifying retirement, and vesting of these stock option awards and all the restricted stock awards will accelerate in the event of termination due to death or disability. The restricted stock and stock option awards granted in 2007 will continue to vest following a termination of employment under the Severance Plan. Under the terms of the stock option awards granted prior to 2007, vested stock options may be exercised only while the optionee remains employed by us, except that vested options may be exercised for 90 days after termination of employment for a reason other than death, disability, qualifying retirement or termination for cause, and may be exercised for up to three years following a termination due to death or disability. A qualifying retirement means any termination of employment when an optionee is age 55 or older and has at least five years of service with us. If an optionee meets these requirements at the time of termination and the termination is not for cause, the options granted prior to 2007 will continue to vest and may be exercised for the full term of the option. As of February 15, 2007, Mr. Duff did not meet the requirements for a qualifying retirement. The amounts in the table reflect these terms and conditions and assume Mr. Duff’s compliance with any post-termination vesting requirements that are within his control.

(6)	The amount reflects Mr. Duff’s account balance under the Non-Qualified Retirement Plan as of February 15, 2007. Under the plan, employees are entitled to receive their account balances following a termination of employment for any reason other than cause.

Termination and Change in Control Payments for Thomas P. Schnettler

		Involuntary
		Termination
	Change in	Within 24		Involuntary
	Control Not	Months		Termination	Other
	Followed by	Following a		Under	Involuntary	Involuntary
	Employment	Change in	Voluntary	Severance	Termination	Termination
Description of Benefit	Termination	Control	Termination	Plan	Not for Cause	for Cause

Severance Plan(1)	—	—	—	$163,290	—	—
Accrued but Unused PTO(2)	—	$2,661	$2,661	$2,661	$2,661	$2,661
Cash Award(3)	—	$61,046	$61,046	$61,046	$61,046	$61,046
Restricted Stock(4)(5)	$4,705,302	$4,705,302	$4,705,302	$4,705,302	$4,705,302	—
Stock Options(4)(5)	$592,929	$592,929	$592,929	$44,245	$44,245	—
Annual Incentive Award(4)	Indeterminable	—	—	—	—	—
Non-Qualified Retirement Plan(6)	—	$793,984	$793,984	$793,984	$793,984	—
Second Century Deferred Compensation Plans(7)	—	Indeterminable	Indeterminable	Indeterminable	Indeterminable	$156,240
Total	$5,298,231	$6,155,922	$6,155,922	$5,770,528	$5,607,238	$219,947

(1)	Under our Severance Plan, employees may be eligible for severance payments in the event of employment termination by us due to a facility closure, permanent work-force reduction, organizational change that eliminates the employee’s position, or similar event as determined by the company. The named executive officers participate in the Severance Plan on the same basis as all other employees. The amount in the table reflects salary continuation payments calculated in accordance with the provisions of the plan, which would provide 100% of Mr. Schnettler’s weekly base salary of $3,942 for a period of 41 weeks. Also under this plan, Mr. Schnettler would be entitled to continue to participate in our health and welfare benefits programs at employee rates during the 41-week severance period.

(2)	Our employees who participate in a PTO program are entitled to be paid the value of accrued but unpaid PTO at the time their employment terminates. Under our PTO program, PTO accrued in hours at a monthly rate based on the employee’s tenure and position. Mr. Schnettler is entitled to 216 hours of PTO each year. The amount in the table reflects 27 hours of PTO accrued to but unused by Mr. Schnettler as of February 15, 2007. The value of the unused PTO was calculated by dividing Mr. Schnettler’s base salary of $205,000 (as of February 15, 2007) by 2080 hours (the standard number of hours employees are deemed to work in a year), multiplied by 27.

(3)	The amount reflects the total unpaid amounts under Mr. Schnettler’s cash award. Under the terms of the cash award agreement, the award will continue to be paid on its original payment schedule in the event of an involuntary termination within 24 months following a change in control of Piper Jaffray, or in the event of termination by an employee who meets the retirement eligibility threshold under the terms of the cash award (age 50 plus 10 years of service). Mr. Schnettler was retirement-eligible under these terms on February 15, 2007. Accordingly, he would receive the final two payments under his cash award on March 31, 2007 and March 31, 2008 under the indicated scenarios.

(4)	Under our Amended and Restated 2003 Annual and Long-Term Incentive Plan, in the event of a change in control of Piper Jaffray, regardless whether an employee’s employment is terminated, all outstanding stock options will become fully vested and exercisable, all outstanding restricted stock will vest and all restrictions on the restricted stock will lapse, and all performance awards, including qualified performance-based awards granted under the annual incentive program for the Management Committee members, will be considered to be earned and payable in full, and such performance awards will be settled in cash or shares, as determined by the Compensation Committee, as promptly as practicable. Because the Compensation Committee has discretion to determine the specific amounts of the cash and equity compensation to be paid out under the qualified performance-based awards granted under the annual incentive program, the amounts that would be payable to Mr. Schnettler upon a change in control are indeterminable.

(5)	Under the applicable award agreements, the stock options granted in 2007 and all the restricted stock awards will continue to vest following a termination of employment so long as the termination was not for cause and the employee does not violate certain post-termination restrictions; the stock options granted prior to 2007 will continue to vest upon a qualifying retirement, and vesting of these stock option awards and all the restricted stock awards will accelerate in the event of termination due to death or disability. The restricted stock and stock option awards granted in 2007 will continue to vest following a termination of employment under the Severance Plan. Under the terms of the stock option awards granted prior to 2007, vested stock options may be exercised only while the optionee remains employed by us, except that vested options may be exercised for 90 days after termination of employment for a reason other than death, disability, qualifying retirement or termination for cause, and may be exercised for up to three years following a termination due to death or disability. A qualifying retirement means any termination of employment when an optionee is age 55 or older and has at least five years of service with us. If an optionee meets these requirements at the time of termination and the termination is not for cause, the options granted prior to 2007 will continue to vest and may be exercised for the full term of the option. As of February 15, 2007, Mr. Schnettler currently did not meet the requirements for a qualifying retirement. The amounts in the table reflect these terms and conditions and assume Mr. Schnettler’s compliance with any post-termination vesting requirements that are within his control.

(6)	The amount reflects Mr. Schnettler’s account balance under the Non-Qualified Retirement Plan as of February 15, 2007. Under the plan, employees are entitled to receive their account balances following a termination of employment for any reason other than cause.

(7)	The amounts reflect Mr. Schnettler’s potential payouts under the Second Century 1998 Plan and the Second Century 2000 Plan. Under the plans, participants were granted one or more deferred bonus awards, which were deemed invested in certain measuring investments. Following a liquidity event (as defined in the plan) for a particular measuring investment, the participant receives a benefit payment based on the deemed return to the participant with respect to the measuring investment as well as payment of that portion of the participant’s account that was deemed invested. Participants may continue to receive payments under the plans until a liquidity or bankruptcy event has occurred with respect to each measuring investment in which deferred bonus awards are deemed to be invested. Individuals remain entitled to receive full benefits under the plans following a termination of employment, so long as the individual does not violate certain post-termination restrictions and is not terminated for cause (under the 2000 plan) or commits an act of gross misconduct (under the 1998 plan). If the employee fails to comply with these provisions, under the 1998 plan the employee will lose his benefits, and under the 2000 plan the participant will receive the amount originally deferred with interest at 6.5% per annum. The benefits that would be payable under these plans in every event other than a termination for cause are indeterminable because they are based on the value to investors of liquidity events, the timing and value of which are not ascertainable in advance. Mr. Schnettler received deferred bonuses under the 1998 plan of $250,000 in 1996; $125,000 in 1997; and $75,000 in 1998. He received a deferred bonus under the 2000 plan of $100,000 in 2000.

Termination Payments for Sandra G. Sponem

	Event Triggering
	Payment
	Involuntary
	Termination
	Under Severance
Description of Benefit	Plan

Supplemental Severance Plan	$161,538	(1)(2)
Accrued but Unused PTO	$7,692	(3)
Cash Awards	$260,240	(2)(4)
Restricted Stock	$833,949	(5)
Stock Options	$136,997	(5)
Discretionary Bonus	$583,333	(2)(6)
Non-Qualified Retirement Plan	$16,564	(7)
Total	$2,000,313

(1)	The amount reflects salary continuation payments calculated in accordance with the provisions of our Supplemental Severance Plan, which provided 150% of Ms. Sponem’s weekly base salary of $3,846 for a period of 28 weeks. Also under this plan, Ms. Sponem may continue to participate in our health and welfare benefits programs at employee rates during the 28-week severance period. These benefits are provided on the same terms and conditions as the benefits provided to other severance-eligible employees whose employment terminated as a result of the Private Client Services transaction.

(2)	These amounts will be paid to Ms. Sponem in a lump sum in April 2007.

(3)	Our employees who participate in a PTO program are entitled to be paid the value of accrued but unpaid PTO at the time their employment terminates. Under our PTO program, PTO is calculated in hours and accrued at a monthly rate based on the employee’s tenure and position. Before her termination, Ms. Sponem was entitled to 216 hours of PTO each year. Ms. Sponem had 80 hours of accrued but unused PTO at the time of her termination. The value of the unused PTO was calculated by dividing Ms. Sponem’s base salary by 2080 hours (the standard number of hours employees are deemed to work in a year), multiplied by 80.

(4)	Under the terms of the Supplemental Severance Plan, Ms. Sponem became entitled to receive the remaining, unpaid cash award amounts on an accelerated basis following her termination of employment.

(5)	Under the terms of the Supplemental Severance Plan, Ms. Sponem’s unvested equity awards were vested on an accelerated basis on October 31, 2006. The amounts reflect the value realized upon vesting of the stock awards (based on the $69.15 closing sales price of our common stock on that date) and the amount realized by Ms. Sponem upon exercise of the stock option awards.

(6)	Employees eligible for severance under the Supplemental Severance Plan were eligible to receive a mid-year bonus to the extent the employee would have been eligible to receive a year-end bonus had the employee remained employed through the regular payment date for year-end bonuses. The Compensation Committee approved a mid-year bonus for Ms. Sponem based on her performance through the closing of the Private Client Services transaction.

(7)	The amount reflects Ms. Sponem’s account balance under the Non-Qualified Retirement Plan as of her termination date. Under the plan, employees are entitled to receive their account balances following a termination of employment for any reason other than cause. The account balance will be paid out to Ms. Sponem in the first half of 2007.

Termination and Change in Control Payments for Jon W. Salveson

		Involuntary
		Termination
	Change in	Within 24		Involuntary
	Control Not	Months		Termination	Other
	Followed by	Following a		Under	Involuntary	Involuntary
	Employment	Change in	Voluntary	Severance	Termination	Termination
Description of Benefit	Termination	Control	Termination	Plan	Not for Cause	for Cause

Severance Plan(1)	—	—	—	$116,062	—	—
Accrued but Unused PTO(2)	—	—	—	—	—	—
Cash Award(3)	—	$20,626	—	—	—	—
Restricted Stock(4)(5)	$3,651,108	$3,651,108	$3,651,108	$3,651,108	$3,651,108	—
Stock Options(4)(5)	$455,389	$455,389	$455,389	$130,793	$130,793	—
Annual Incentive Award(4)	Indeterminable	—	—	—	—	—
Non-Qualified Retirement Plan(6)	—	$403,475	$403,475	$403,475	$403,475	—
Second Century Deferred Compensation Plans(7)	—	Indeterminable	Indeterminable	Indeterminable	Indeterminable	—
Total	$4,106,497	$4,530,598	$4,509,972	$4,301,438	$4,185,376	—

(1)	Under our Severance Plan, employees may be eligible for severance payments in the event of employment termination by us due to a facility closure, permanent work-force reduction, organizational change that eliminates the employee’s position, or similar event as determined by the company. The named executive officers participate in the Severance Plan on the same basis as all other employees. The amount in the table reflects salary continuation payments calculated in accordance with the provisions of the plan, which would provide 100% of Mr. Salveson’s weekly base salary of $3,942 for a period of 29 weeks. Also under this plan, Mr. Salveson would be entitled to continue to participate in our health and welfare benefits programs at employee rates during the 29-week severance period.

(2)	Our employees who participate in a PTO program are entitled to be paid the value of accrued but unpaid PTO at the time their employment terminates. Under our PTO program, PTO accrued in hours at a monthly rate based on the employee’s tenure and position. Mr. Salveson is entitled to 216 hours of PTO each year. However, he has voluntarily waived his participation in the PTO program to be treated consistently with his business line employees, who participate in a separate time management program that does not entitle them to specified amounts of PTO.

(3)	The amount reflects the total unpaid amounts under Mr. Salveson’s cash award. Under the terms of the cash award agreement, the award will continue to be paid on its original payment schedule in the event of an involuntary termination within 24 months following a change in control of Piper Jaffray, or in the event of termination by an employee who meets the retirement eligibility threshold under the terms of the cash award (age 50 plus 10 years of service). As of February 15, 2007, Mr. Salveson did not meet the retirement eligibility threshold. Accordingly, Mr. Salveson would receive the final two payments under his cash award on March 31, 2007 and March 31, 2008 only if his employment terminated within 24 months following a change in control of Piper Jaffray.

(4)	Under our Amended and Restated 2003 Annual and Long-Term Incentive Plan, in the event of a change in control of Piper Jaffray, regardless whether an employee’s employment is terminated, all outstanding stock options will become fully vested and exercisable, all outstanding restricted stock will vest and all restrictions on the restricted stock will lapse, and all performance awards, including qualified performance-based awards granted under the annual incentive program for the Management Committee members, will be considered to be earned and payable in full, and such performance awards will be settled in cash or shares, as determined by the Compensation Committee, as promptly as practicable. Because the Compensation Committee has discretion to determine the specific amounts of the cash and equity compensation to be paid out under the qualified performance-based awards granted under the annual incentive program, the amounts that would be payable to Mr. Salveson upon a change in control are indeterminable.

(5)	Under the applicable award agreements, the stock options granted in 2007 and all the restricted stock awards will continue to vest following a termination of employment so long as the termination was not for cause and the employee does not violate certain post-termination restrictions; the stock options granted prior to 2007 will continue to vest upon a qualifying retirement, and vesting of these stock option awards and all the restricted stock awards will accelerate in the event of termination due to death or disability. The restricted stock and stock option awards granted in 2007 will continue to vest following a termination of employment under the Severance Plan. Under the terms of the stock option awards granted prior to 2007, vested stock options may be exercised only while the optionee remains employed by us, except that vested options may be exercised for 90 days after termination of employment for a reason other than death, disability, qualifying retirement or termination for cause, and may be exercised for up to three years following a termination due to death or disability. A qualifying retirement means any termination of employment when an optionee is age 55 or older and has at least five years of service with us. If an optionee meets these requirements at the time of termination and the termination is not for cause, the options granted prior to 2007 will continue to vest and may be exercised for the full term of the option. As of February 15, 2007, Mr. Salveson did not meet the requirements for a qualifying retirement. The amounts in the table reflect these terms and conditions and assume Mr. Salveson’s compliance with any post-termination vesting requirements that are within his control.

(6)	The amount reflects Mr. Salveson’s account balance under the Non-Qualified Retirement Plan as of February 15, 2007. Under the plan, employees are entitled to receive their account balances following a termination of employment for any reason other than cause.

(7)	The amounts reflect Mr. Salveson’s potential payouts under the Second Century 1998 Plan and the Second Century 2000 Plan. Under the plans, participants were granted one or more deferred bonus awards, which were deemed invested in certain measuring investments. Following a liquidity event (as defined in the plan) for a particular measuring investment, the participant receives a benefit payment based on the deemed return to the participant with respect to the measuring investment as well as payment of that portion of the participant’s account that was deemed invested. Participants may continue to receive payments under the plans until a liquidity or bankruptcy event has occurred with respect to each measuring investment in which deferred bonus awards are deemed to be invested. Individuals remain entitled to receive full benefits under the plans following a termination of employment, so long as the individual does not violate certain post-termination restrictions and is not terminated for cause (under the 2000 plan) or commits an act of gross misconduct (under the 1998 plan). If the employee fails to comply with these provisions, under the 1998 plan the employee will lose his benefits, and under the 2000 plan the participant will receive the amount originally deferred with interest at 6.5% per annum. The benefits that would be payable under these plans in every event other than a termination for cause are indeterminable because they are based on the value to investors of liquidity events, the timing and value of which are not ascertainable in advance. Mr. Salveson received deferred bonuses under the 1998 plan of $25,000 in 1996; $50,000 in 1997; and $25,000 in 1998.

Termination and Change in Control Payments for Robert W. Peterson

		Involuntary
		Termination
	Change in	Within 24		Involuntary
	Control Not	Months		Termination	Other
	Followed by	Following a		Under	Involuntary	Involuntary
	Employment	Change in	Voluntary	Severance	Termination	Termination
Description of Benefit	Termination	Control	Termination	Plan	Not for Cause	for Cause

Severance Plan(1)	—	—	—	$103,998	—	—
Accrued but Unused PTO(2)		$2,661	$2,661	$2,661	$2,661	$2,661
Cash Award(3)	—	$139,906	—	—	—	—
Restricted Stock(4)(5)	$2,590,883	$2,590,883	$2,590,883	$2,590,883	$2,590,883	—
Stock Options(4)(5)	$330,045	$330,045	$330,045	$44,245	$44,245	—
Annual Incentive Award(4)	Indeterminable	—	—	—	—	—
Non-Qualified Retirement Plan(6)	—	$438,285	$438,285	$438,285	$438,285	—
Second Century Deferred Compensation Plans(7)	—	Indeterminable	Indeterminable	Indeterminable	Indeterminable	—
Total	$2,920,928	$3,501,780	$3,361,874	$3,180,072	$3,076,074	$2,661

(1)	Under our Severance Plan, employees may be eligible for severance payments in the event of employment termination by us due to a facility closure, permanent work-force reduction, organizational change that eliminates the employee’s position, or similar event as determined by the company. The named executive officers participate in the Severance Plan on the same basis as all other employees. The amount in the table reflects salary continuation payments calculated in accordance with the provisions of the plan, which would provide 100% of Mr. Peterson’s weekly base salary of $3,942 for a period of 26 weeks. Also under this plan, Mr. Peterson would be entitled to continue to participate in our health and welfare benefits programs at employee rates during the 26-week severance period.

(2)	Our employees who participate in a PTO program are entitled to be paid the value of accrued but unpaid PTO at the time their employment terminates. Under our PTO program, PTO accrued in hours at a monthly rate based on the employee’s tenure and position. Mr. Peterson is entitled to 216 hours of PTO each year. The amount in the table reflects 27 hours of PTO accrued to but unused by Mr. Peterson as of February 15, 2007. The value of the unused PTO was calculated by dividing Mr. Peterson’s base salary of $205,000 by 2080 hours (the standard number of hours employees are deemed to work in a year), multiplied by 27.

(3)	The amount reflects the total unpaid amounts under Mr. Peterson’s cash award. Under the terms of the cash award agreement, the award will continue to be paid on its original payment schedule in the event of an involuntary termination within 24 months following a change in control of Piper Jaffray, or in the event of termination by an employee who meets the retirement eligibility threshold under the terms of the cash award (age 50 plus 10 years of service). As of February 15, 2007, Mr. Peterson did not meet the retirement eligibility threshold. Accordingly, Mr. Peterson would receive the final two payments under his cash award on March 31, 2007 and March 31, 2008 only if his employment terminated within 24 months following a change in control of Piper Jaffray.

(4)	Under our Amended and Restated 2003 Annual and Long-Term Incentive Plan, in the event of a change in control of Piper Jaffray, regardless whether an employee’s employment is terminated, all outstanding stock options will become fully vested and exercisable, all outstanding restricted stock will vest and all restrictions on the restricted stock will lapse, and all performance awards, including qualified performance-based awards granted under the annual incentive program for the Management Committee members, will be considered to be earned and payable in full, and such performance awards will be settled in cash or shares, as determined by the Compensation Committee, as promptly as practicable. Because the Compensation Committee has discretion to determine the specific amounts of the cash and equity compensation to be paid out under the qualified performance-based awards granted under the annual incentive program, the amounts that would be payable to Mr. Peterson upon a change in control are indeterminable.

(5)	Under the applicable award agreements, the stock options granted in 2007 and all the restricted stock awards will continue to vest following a termination of employment so long as the termination was not for cause and the employee does not violate certain post-termination restrictions; the stock options granted prior to 2007 will continue to vest upon a qualifying retirement, and vesting of these stock option awards and all the restricted stock awards will accelerate in the event of termination due to death or disability. The restricted stock and stock option awards granted in 2007 will continue to vest following a termination of employment under the Severance Plan. Under the terms of the stock option awards granted prior to 2007, vested stock options may be exercised only while the optionee remains employed by us, except that vested options may be exercised for 90 days after termination of employment for a reason other than death, disability, qualifying retirement or termination for cause, and may be exercised for up to three years following a termination due to death or disability. A qualifying retirement means any termination of employment when an optionee is age 55 or older and has at least five years of service with us. If an optionee meets these requirements at the time of termination and the termination is not for cause, the options granted prior to 2007 will continue to vest and may be exercised for the full term of the option. As of February 15, 2007, Mr. Peterson did not meet the requirements for a qualifying retirement. The amounts in the table reflect these terms and conditions and assume Mr. Peterson’s compliance with any post-termination vesting requirements that are within his control.

(6)	The amount reflects Mr. Peterson’s account balance under the Non-Qualified Retirement Plan as of February 15, 2007. Under the plan, employees are entitled to receive their account balances following a termination of employment for any reason other than cause.

(7)	The amounts reflect Mr. Peterson’s potential payouts under the Second Century 1998 Plan and the Second Century 2000 Plan. Under the plans, participants were granted one or more deferred bonus awards, which were deemed invested in certain measuring investments. Following a liquidity event (as defined in the plan) for a particular measuring investment, the participant receives a benefit payment based on the deemed return to the participant with respect to the measuring investment as well as payment of that portion of the participant’s account that was deemed invested. Participants may continue to receive payments under the plans until a liquidity or bankruptcy event has occurred with respect to each measuring investment in which deferred bonus awards are deemed to be invested. Individuals remain entitled to receive full benefits under the plans following a termination of employment, so long as the individual does not violate certain post-termination restrictions and is not terminated for cause (under the 2000 plan) or commits an act of gross misconduct (under the 1998 plan). If the employee fails to comply with these provisions, under the 1998 plan the employee will lose his benefits, and under the 2000 plan the participant will receive the amount originally deferred with interest at 6.5% per annum. The benefits that would be payable under these plans in every event other than a termination for cause are indeterminable because they are based on the value to investors of liquidity events, the timing and value of which are not ascertainable in advance. Mr. Peterson received deferred bonuses under the 1998 plan of $50,000 in 1996; $75,000 in 1997; and $75,000 in 1998.

Termination Payments for Addison L. Piper

	Event
	Triggering
	Payment
	Voluntary
	Termination
Description of Benefit	(Retirement)

Cash Award	$39,612	(1)
Restricted Stock	$687,625	(2)
Stock Options	$280,889	(2)
Non-Qualified Retirement Plan	$572,819	(3)
Retiree Medical Credits	$14,539	(4)
Retiree Medical Lump-Sum Payment	$110,174	(5)
Total	$1,705,658	(6)

(1)	The amount reflects the total unpaid amounts under Mr. Piper’s cash award. Under the terms of the cash award agreement, the award will continue to be paid on its original payment schedule in the event of termination by an employee who meets the retirement eligibility threshold under the terms of the cash award (age 50 plus 10 years of service). Mr. Piper was retirement-eligible under these terms at the time of his retirement on December 31, 2006; accordingly, he will receive the final two payments under his cash award on March 31, 2007 and March 31, 2008.

(2)	Under the applicable award agreements, the restricted stock continues to vest following a termination of employment so long as the holder does not violate certain post-termination restrictions, which Mr. Piper has not violated as of February 15, 2007, and the stock option awards continue to vest on their original schedule following a qualifying retirement. A qualifying retirement means any termination of employment when the optionee is age 55 or older and has at least five years of service with Piper Jaffray. Following vesting, such options may be exercised for the full term of the options.

(3)	The amount reflects Mr. Piper’s account balance under the Non-Qualified Retirement Plan as of December 31, 2006. Under the plan, employees are entitled to receive their account balances following a termination of employment for any reason other than cause. The account balance will be paid out to Mr. Piper in the first half of 2007.

(4)	Our employees who are at least 55 years old and have at least five years of service with us at the time of their employment termination are eligible to participate in our retiree medical insurance program following their termination of employment. Under this program, the employee pays premiums to cover the cost of retiree medical insurance that is negotiated by us at a group rate and therefore may be more economical than what is available for employees purchasing insurance on their own. Employees who meet certain eligibility requirements accrue credits during their employment with us that may be applied to offset 2/3 of the cost of the employee’s retiree medical insurance premiums, until the credit balance is depleted. Such credits begin to accrue to employees when the employee first meets one of the following age and years of service thresholds: age of 45 plus at least 15 years of service with us, or age of 50 plus at least 10 years of service with us. The credits are valued at $1,200 per year and accrue annual interest of 5.5%. The amount in the table reflects Mr. Piper’s accrued credit balance as of his retirement on December 31, 2006.

(5)	In connection with Mr. Piper’s retirement, the Compensation Committee approved a lump-sum cash payment of $110,174 for his retiree medical insurance for the 10-year period following his retirement. This payment is in addition to the retiree medical credits accrued by Mr. Piper during his employment.

(6)	In addition to the amounts included in this table, the Committee also approved the continued provision to Mr. Piper of office space, secretarial support and computer and communications equipment following his retirement. The Board of Directors approved two additional compensatory arrangements for Mr. Piper following his retirement: (1) a charitable contribution to be made by Piper Jaffray to one or more organizations designated by Mr. Piper, in an amount totaling $100,000, to acknowledge Mr. Piper’s community commitment during his tenure at Piper Jaffray; and (2) compensation to be paid to Mr. Piper for his continuing service as a member of an investment committee for certain funds managed by our private equity business, including $500 per committee meeting and a 0.5% carry interest in the funds, which could result in investment gains distributed to Mr. Piper in future years.

Termination and Change in Control Payments for Frank E. Fairman

	Change in	Involuntary		Involuntary	Other
	Control Not	Termination		Termination	Involuntary
	Followed by	Within 24 Months		Under	Termination	Involuntary
	Employment	Following a	Voluntary	Severance	Not for	Termination
Description of Benefit	Termination	Change in Control	Termination	Plan	Cause	for Cause

Severance Plan(1)	—	—	—	$186,077	—	—
Accrued but Unused PTO(2)		$2,661	$2,661	$2,661	$2,661	$2,661
Cash Awards(3)	—	$21,796	—	—	—	—
Restricted Stock(4)(5)	$995,916	$995,916	$995,916	$995,916	$995,916	—
Stock Options(4)(5)	$172,926	$172,926	$172,926	$82,919	$82,919	—
Annual Incentive Award(4)	Indeterminable	—	—	—	—	—
Non-Qualified Retirement Plan(6)	—	$160,049	$160,049	$160,049	$160,049	—
Total	$1,168,842	$1,353,348	$1,331,552	$1,427,622	$1,241,545	$2,661

(1)	Under our Severance Plan, employees may be eligible for severance payments in the event of employment termination by us due to a facility closure, permanent work-force reduction, organizational change that eliminates the employee’s position, or similar event as determined by the company. The named executive officers participate in the Severance Plan on the same basis as all other employees. The amount in the table reflects salary continuation payments calculated in accordance with the provisions of the plan, which would provide 100% of Mr. Fairman’s weekly base salary of $3,942 for a period of 47 weeks. Also under this plan, Mr. Fairman would be entitled to continue to participate in our health and welfare benefits programs at employee rates during the 47-week severance period.

(2)	Our employees who participate in a PTO program are entitled to be paid the value of accrued but unpaid PTO at the time their employment terminates. Under our PTO program, PTO accrued in hours at a monthly rate based on the employee’s tenure and position. Mr. Fairman is entitled to 216 hours of PTO each year. The amount in the table reflects 27 hours of PTO accrued to but unused by Mr. Fairman as of February 15, 2007. The value of the unused PTO was calculated by dividing Mr. Fairman’s base salary of $205,000 by 2080 hours (the standard number of hours employees are deemed to work in a year), multiplied by 27.

(3)	The amount reflects the total unpaid amounts under Mr. Fairman’s cash award. Under the terms of the cash award agreement, the award will continue to be paid on its original payment schedule in the event of an involuntary termination within 24 months following a change in control of Piper Jaffray, or in the event of termination by an employee who meets the retirement eligibility threshold under the terms of the cash award (age 50 plus 10 years of service). As of February 15, 2007, Mr. Fairman did not meet the retirement eligibility threshold. Accordingly, Mr. Fairman would receive the final two payments under his cash award on March 31, 2007 and March 31, 2008 only if his employment terminated within 24 months following a change in control of Piper Jaffray.

(4)	Under our Amended and Restated 2003 Annual and Long-Term Incentive Plan, in the event of a change in control of Piper Jaffray, regardless whether an employee’s employment is terminated, all outstanding stock options will become fully vested and exercisable, all outstanding restricted stock will vest and all restrictions on the restricted stock will lapse, and all performance awards, including qualified performance-based awards granted under the annual incentive program for the Management Committee members, will be considered to be earned and payable in full, and such performance awards will be settled in cash or shares, as determined by the Compensation Committee, as promptly as practicable.

Because the Compensation Committee has discretion to determine the specific amounts of the cash and equity compensation to be paid out under the qualified performance-based awards granted under the annual incentive program, the amounts that would be payable to Mr. Fairman upon a change in control are indeterminable.

(5)	Under the applicable award agreements, the stock options granted in 2007 and all the restricted stock awards will continue to vest following a termination of employment so long as the termination was not for cause and the employee does not violate certain post-termination restrictions; the stock options granted prior to 2007 will continue to vest upon a qualifying retirement, and vesting of these stock option awards and all the restricted stock awards will accelerate in the event of termination due to death or disability. The restricted stock and stock option awards granted in 2007 will continue to vest following a termination of employment under the Severance Plan. Under the terms of the stock option awards granted prior to 2007, vested stock options may be exercised only while the optionee remains employed by us, except that vested options may be exercised for 90 days after termination of employment for a reason other than death, disability, qualifying retirement or termination for cause, and may be exercised for up to three years following a termination due to death or disability. A qualifying retirement means any termination of employment when an optionee is age 55 or older and has at least five years of service with us. If an optionee meets these requirements at the time of termination and the termination is not for cause, the options granted prior to 2007 will continue to vest and may be exercised for the full term of the option. As of February 15, 2007, Mr. Fairman did not meet the requirements for a qualifying retirement. The amounts in the table reflect these terms and conditions and assume Mr. Fairman’s compliance with any post-termination vesting requirements that are within his control.

(6)	The amount reflects Mr. Fairman’s account balance under the Non-Qualified Retirement Plan as of February 15, 2007. Under the plan, employees are entitled to receive their account balances following a termination of employment for any reason other than cause.

SECURITY OWNERSHIP

Stock Ownership Guidelines

We believe it is important for our directors and executive officers to maintain a meaningful equity interest in our company, to ensure that their interests are aligned with the interests of our shareholders. Our Board of Directors has adopted stock ownership guidelines to establish its minimum expectations for our directors and executive officers with respect to this equity stake. As discussed above in the Compensation Discussion and Analysis, our executive officers are subject to stock ownership guidelines that provide for equity ownership in an amount having a market value ranging from two to seven times the individual’s annual base salary, depending upon the individual’s position, to be achieved within five years of the date the individual became subject to the guidelines. Both common stock and restricted stock count towards these guidelines. The table below under “Beneficial Ownership of Directors, Nominees and Executive Officers” shows how many shares of stock were owned as of March 5, 2007, by each of our named executive officers for purposes of measuring compliance with the guidelines.

Effective in 2007, our Board increased our stock ownership guidelines applicable to non-employee directors to provide for equity ownership by our non-employee directors in an amount equal to four times the director’s annual cash retainer, to be achieved within four years after the director’s initial election to the Board, except that our current directors have a total of five years after the director’s initial election to the Board to achieve these ownership levels. Both common stock and phantom stock (acquired through deferral of cash under our Deferred Compensation Plan for Non-Employee Directors) are counted towards these ownership guidelines. The table below under “Beneficial Ownership of Directors, Nominees and Executive Officers” includes the number of shares of our common stock and phantom stock that were deemed owned as of March 5, 2007, by each of our non-employee directors for purposes of measuring compliance with the guidelines.

Beneficial Ownership of Directors, Nominees and Executive Officers

The following table shows how many shares of our common stock were beneficially owned as of March 5, 2007 by each of our directors, director nominees and executive officers named in the Summary Compensation Table contained in this proxy statement, and by all of our directors and executive officers as a group. Unless otherwise noted, the shareholders listed in the table have sole voting and investment power with respect to the shares owned by them.

			Phantom Shares
	Shares of		Counted Towards
	Piper Jaffray		Director Stock
Name of Beneficial Owner	Common Stock*		Ownership Guidelines**

Andrew S. Duff	110,619	(1)	—
Francis E. Fairman	20,052	(2)	—
Michael R. Francis	12,880	(3)	584
B. Kristine Johnson	12,680	(4)	743
Samuel L. Kaplan	19,923	(5)	3,735
Robert W. Peterson	43,728	(6)	—
Addison L. Piper	20,348	(7)	743
Jon W. Salveson	64,883	(8)	—
Thomas P. Schnettler	76,057	(9)	—
Frank L. Sims	15,380	(10)	—
Sandra G. Sponem	—	(11)	—
Jean M. Taylor	5,963	(12)	1,635
All directors, director nominees, named executive officers and other executive officers as a group (16 persons)	430,003	(13)	7,440

*	None of the individual beneficial owners identified in this table owns more than 1% of Piper Jaffray common stock outstanding as of March 5, 2007. As a group, our directors, director nominees and executive officers hold 2.32% of Piper Jaffray common stock as of March 5, 2007. The holders of restricted stock identified in the footnotes below have no investment power with respect to the restricted stock.

**	The shares of phantom stock may be settled solely in cash based on the fair market value of our common stock on the last day of the year in which the director’s service terminates. The directors have no voting or investment power with respect to the phantom stock.

(1)	Includes 28,963 shares of restricted stock that vest in full on February 22, 2008, 15,988 shares of restricted stock that vest in full on February 21, 2009, 22,257 shares of restricted stock that vest in full on February 15, 2010, 21,787 shares of common stock held directly, 10 shares of common stock held by his two minor children, 806 shares of common stock held in the Piper Jaffray Companies Retirement Plan, and 24,940 shares of common stock covered by options that are currently exercisable.

(2)	Includes 2,843 shares of restricted stock that vest in full on February 22, 2008, 5,596 shares of restricted stock that vest in full on February 21, 2009, 5,762 shares of restricted stock that vest in full on February 15, 2010, 3,204 shares of common stock held directly, 127 shares of common stock held in the Piper Jaffray Companies Retirement Plan, and 3,632 shares of common stock covered by options that are currently exercisable.

(3)	Includes 1,000 shares of common stock held directly and 11,880 shares of common stock covered by options that are currently exercisable.

(4)	Includes 800 shares of common stock held in an individual retirement account and 11,880 shares of common stock covered by options that are currently exercisable.

(5)	Includes 8,043 shares of common stock held in the Kaplan, Strangis & Kaplan profit-sharing trust for the benefit of Mr. Kaplan and 11,880 shares of common stock covered by options that are currently exercisable.

(6)	Includes 15,447 shares of restricted stock that vest in full on February 22, 2008, 11,192 shares of restricted stock that vest in full on February 21, 2009, 10,305 shares of restricted stock that vest in full on February 15, 2010, 6,699 shares of common stock held directly, 335 shares of common stock held in the Piper Jaffray Companies Retirement Plan, 14 shares of common stock held in an individual retirement account, and 1,938 shares of common stock covered by options that are currently exercisable.

(7)	Includes 5,364 shares of restricted stock that vest in full on February 22, 2008, 4,441 shares of restricted stock that vest in full on February 21, 2009, 2,300 shares of common stock held directly, 171 shares of common stock held in the Piper Jaffray Companies Retirement Plan, 1,000 shares of common stock held in an individual retirement account, 2 shares of common stock held by Mr. Piper’s spouse as to which he shares voting and investment power with his spouse, and 7,749 shares of common stock covered by options that are currently exercisable.

(8)	Includes 16,941 shares of restricted stock that vest in full on February 22, 2008, 19,268 shares of restricted stock that vest in full on February 21, 2009, 15,583 shares of restricted stock that vest in full on February 15, 2010, 10,104 shares of common stock held directly, 335 shares of common stock held in the Piper Jaffray Companies Retirement Plan, and 5,729 shares of common stock covered by options that are currently exercisable.

(9)	Includes 31,377 shares of restricted stock that vest in full on February 22, 2008, 18,986 shares of restricted stock that vest in full on February 21, 2009, 16,731 shares of restricted stock that vest in full on February 15, 2010, 9,971 shares of common stock held directly, 335 shares of common stock held in the Piper Jaffray Companies Retirement Plan, and 1,938 shares of common stock covered by options that are currently exercisable.

(10)	Includes 3,500 shares of common stock held directly and 11,880 shares of common stock covered by options that are currently exercisable.

(11)	Ms. Sponem served as our chief financial officer until the closing of the Private Client Services transaction on August 11, 2006. As of March 5, 2007, she no longer beneficially owns shares of Piper Jaffray common stock.

(12)	Consists of shares of common stock covered by options that are currently exercisable.

(13)	Includes 106,587 shares of restricted stock that vest in full on February 22, 2008, 79,773 shares of restricted stock that vest in full on February 21, 2009, 82,745 shares of restricted stock that vest in full on February 15, 2010, 3,114 shares of common stock held in the Piper Jaffray Companies Retirement Plan, 9,861 shares held in a retirement or profit-sharing plan or account other than the Piper Jaffray Companies Retirement Plan, 46,334 shares of common stock held directly or by family members, and 101,589 shares covered by options that are currently exercisable.

Beneficial Owners of More than Five Percent of Our Common Stock

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as of March 5, 2007, the persons known by us to be beneficial owners of more than 5% of our common stock were as follows:

	Shares of
	Piper Jaffray
Name of Beneficial Owner	Common Stock		Percent of Class

BlackRock, Inc.	1,921,145	(1)	10.34%
40 East 52nd Street New York, NY 10022
T. Rowe Price Associates, Inc.	1,172,865	(2)	6.3%
100 E. Pratt Street Baltimore, MD 21202
Barclays Global Investors, N.A	1,060,508	(3)	5.71%
45 Fremont Street San Francisco, CA 94105
Dimensional Fund Advisors LP	1,020,772	(4)	5.49%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401

(1)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2007, by BlackRock, Inc. The beneficial ownership indicated above represents the aggregate beneficial ownership of the following subsidiaries of BlackRock, Inc.: BlackRock Advisors LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management LLC, and State Street Research & Management Co. Shared dispositive and shared voting power has been reported for all shares.

(2)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007, by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Stock Fund, Inc. (“Small-Cap Fund”). Price Associates, Inc. reported that it has sole voting power as to 156,600 shares and sole dispositive power as to 1,172,865 shares. Of the 1,172,865 shares over which Price Associates, Inc. has sole dispositive power, Small-Cap Fund has sole voting power as to 796,700 shares. Price Associates serves as investment adviser to the Small-Cap Fund and certain other individual and institutional clients holding the shares listed above. As an investment adviser, Price Associates may be deemed to have beneficial ownership of the shares owned by its advisory clients, but it disclaims beneficial ownership of these shares. Price Associates is a wholly-owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.

(3)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on January 23, 2007, by Barclays Global Investors, N.A. and a group of affiliated entities, which reported sole voting and dispositive power as follows: Barclays Global Investors, N.A., sole voting power as to 356,058 shares and sole dispositive power as to 441,560 shares; Barclays Global Fund Advisors, sole voting and dispositive power as to 607,083 shares; and Barclays Global Investors, Ltd., sole voting and dispositive power as to 11,865 shares.

(4)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 2, 2007, by Dimensional Fund Advisors LP. Dimensional reported that it has sole voting and dispositive power with respect to all 1,020,772 shares reflected in the table. As an investment advisor, Dimensional may be deemed to have beneficial ownership of the shares owned by its advisory clients, but it disclaims beneficial ownership of these shares. Dimensional reported that none of its advisory clients was known by it to own more than 5% of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file initial reports of ownership of our securities and reports of changes in ownership of our securities with the Securities and Exchange Commission. Based on our knowledge and on written representations from our executive officers and directors, we believe that all Section 16(a) filing and disclosure requirements applicable to our executive officers and directors for 2006 have been satisfied.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, comprised entirely of independent, non-employee directors, is responsible for establishing and administering our policies involving the compensation of our executive officers. No employee of the company serves on the Compensation Committee. The Committee members have no interlocking relationships as defined by the Securities and Exchange Commission.

Transactions with Related Persons

Paul V. Olson is the brother of B. Kristine Johnson, one of our directors, and was employed by us as a financial advisor in the Private Client Services business of our broker-dealer subsidiary until the completion of the sale of this business to UBS Financial Services Inc. in August 2006. For the portion of 2006 during which Mr. Olson was employed by us, we paid him compensation in excess of $120,000.

During 2006, we paid approximately $2.2 million to Faegre & Benson LLP for legal services provided to us and our subsidiaries. The spouse of James L. Chosy, our general counsel and secretary, is a partner with Faegre & Benson. Mr. Chosy’s spouse has not personally provided any legal services to us or our subsidiaries.

Client accounts managed by the investment advisory subsidiaries of BlackRock, Inc. own greater than 5% of the shares of our common stock, and we received institutional brokerage revenue of approximately $1.0 million from transactions placed by BlackRock’s investment advisory subsidiaries for these client accounts. T. Rowe Price Associates, Inc. acts as investment advisor to client accounts (including the T. Rowe Price Small-Cap Stock Fund, Inc.) that own greater than 5% of the shares of our common stock, and we received institutional brokerage revenue of approximately $1.1 million from transactions placed by T. Rowe Price Associates, Inc. on behalf of its investment advisory subsidiaries for these client accounts.

From time to time in the ordinary course of business, Piper Jaffray, through our subsidiaries, engages in transactions with other corporations or entities whose executive officers or directors also are directors or executive officers of Piper Jaffray or have an affiliation with our directors or executive officers. Such transactions are conducted on an arm’s-length basis and may not come to the attention of our directors or executive officers or those of the other corporations or entities involved. In addition, from time to time our executive officers and directors and their affiliates may engage in transactions in the ordinary course of business involving goods and services provided by Piper Jaffray, such as investment and financial advisory services. With respect to our executive officers and employee directors, such goods and services are provided on terms comparable to those extended to employees of our company generally. With respect to our non-employee directors and their affiliates, such goods and services are provided on substantially the same terms as those prevailing at the time for comparable transactions with non-employees.

From time to time, certain of our directors, executive officers and other employees who are accredited investors may invest their personal funds directly in funds managed by Piper Jaffray, through our subsidiaries, on the same terms and with the same conditions as the other investors in these funds, who may not be our directors, executive officers or employees.

To the extent permitted by the Sarbanes-Oxley Act of 2002, our directors and executive officers and their affiliates from time to time may have been indebted to our broker-dealer subsidiary in connection with margin account loans obtained through our private client services business. Such indebtedness was in the ordinary course of business, was on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or present other unfavorable features.

Review and Approval of Transactions with Related Persons

To minimize actual and perceived conflicts of interests, our Board of Directors has adopted a written policy governing our company’s transactions where the aggregate amount involved is reasonably expected to exceed $120,000 and any of the following persons has or may have a direct or indirect interest: (a) our executive officers or directors (including nominees), (b) shareholders who own more than 5% of our common stock, (c) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law or person (other than a tenant or employee) sharing the same household of any person described in (a) or (b), and (d) the primary business affiliation of any person described in (a), (b) or (c). These transactions are considered “related person transactions.” Unless exempted from the policy as described below, related person transactions must be submitted for review by our Nominating and Governance Committee. The Nominating and Governance Committee considers the available, relevant facts and circumstances and will approve or ratify only those related person transactions that it determines are in, or are not inconsistent with, the best interests of our company and its shareholders. The chairperson of the Nominating and Governance Committee may approve and ratify transactions if it is not practicable to wait until the next committee meeting, but the chairperson is required to report to the committee at its next meeting any approval or ratification pursuant to this delegated authority. The Board of Directors also may exercise the powers and duties of the Nominating and Governance Committee under our policy governing related person transactions. Certain transactions that would not be required to be disclosed under applicable rules and regulations of the Securities and Exchange Commission are exempted from the definition of related person transactions under our policy and therefore do not require review and approval by the Nominating and Governance Committee.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO OUR INDEPENDENT AUDITOR

Audit Committee Report

The primary function of our Audit Committee is oversight of our financial reporting process, publicly filed financial reports, internal accounting and financial controls, and the independent audit of the consolidated financial statements. The consolidated financial statements of Piper Jaffray Companies for the year ended December 31, 2006, were audited by Ernst & Young LLP, independent auditor for the company.

As part of its activities, the Committee has:

1.	Reviewed and discussed with management and the independent auditor the company’s audited financial statements;

2.	Discussed with the independent auditor the matters required to be communicated under Statement on Auditing Standards No. 61 (Communications with Audit Committees);

3.	Received the written disclosures and letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and

4.	Discussed with the independent auditor its independence.

Management is responsible for the company’s system of internal controls and the financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report thereon. Our Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing review and discussions and a review of the report of Ernst & Young LLP with respect to the consolidated financial statements, and relying thereon, we have recommended to the Board of Directors of Piper Jaffray Companies the inclusion of the audited consolidated financial statements in Piper Jaffray’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of Piper Jaffray Companies
Frank L. Sims, Chairperson
B. Kristine Johnson
Samuel L. Kaplan

Auditor Fees

Ernst & Young LLP served as our independent auditor for 2006 and 2005. The following table presents fees for professional audit services for the audit of our annual consolidated financial statements for 2006 and 2005 as well as fees for the review of our interim consolidated financial statements for each quarter in 2006 and 2005 and for all other services performed for 2006 and 2005 by Ernst & Young LLP.

	2006	2005

Audit Fees	$873,226	$782,200
Audit-Related Fees(1)	101,850	118,800
Tax Fees	0	0
All Other Fees	0	0

Total	$975,076	$901,000

(1)	Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Specifically, the services provided for 2006 and 2005 primarily included services relating to IRA Keogh agreed-upon procedures and employee benefit plan audits. Audit-related services for 2006 and 2005 also included the issuance of an independent auditor’s report on controls placed in operation and tests of operating effectiveness.

Auditor Services Pre-Approval Policy

The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditor. In accordance with this policy, the Audit Committee’s practice is to approve annually all audit, audit-related and permissible non-audit services to be provided by the independent auditor during the year. If a service to be provided is not pre-approved as part of the annual process or if it may exceed pre-approved fee levels, the service must receive a specific and separate pre-approval by the Audit Committee, which has delegated authority to grant such pre-approvals during the year to the chairperson of the Audit Committee. Any pre-approvals granted pursuant to this delegated authority are reported to the Audit Committee at its next regular meeting.

Our Audit Committee has determined that the provision of the non-audit services described in the table above was compatible with maintaining the independence of our independent auditor. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence. On February 21, 2006, the Audit Committee pre-approved certain services to be provided by our independent auditor relating to engagements occurring on or after February 21, 2006. The Audit Committee supplemented this pre-approval during the year by pre-approving services relating to the sale of our private client services branch network on May 1, 2006 and services relating to accounting consultations on November 1, 2006.

ITEM 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee of our Board of Directors has selected Ernst & Young LLP to serve as our independent auditor for the year ending December 31, 2007. While it is not required to do so, our Board of Directors is submitting the selection of Ernst & Young LLP for ratification in order to ascertain the views of our shareholders with respect to the choice of audit firm. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer shareholder questions and will have the opportunity to make a statement if they desire to do so.

The Board of Directors recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditor of Piper Jaffray Companies and our subsidiaries for the year ending December 31, 2007. Proxies will be voted FOR ratification of this selection unless otherwise specified.

ITEM 3 — DECLASSIFICATION OF OUR BOARD OF DIRECTORS

On January 31, 2007, the Board of Directors unanimously approved, upon the recommendation of the Nominating and Governance Committee, an amended and restated version of our Amended and Restated Certificate of Incorporation, reflecting amendments that would declassify our Board of Directors and instead provide for the annual election of all of our directors, subject to obtaining approval of the amendments from our shareholders at the 2007 annual meeting.

Our Amended and Restated Certificate of Incorporation currently provides that our directors are divided into three classes, with each class serving a three-year term. Under the proposed amendments to our Amended and Restated Certificate of Incorporation, the classified board structure would be eliminated in a manner that does not affect the unexpired terms of the previously elected directors, consistent with a shareholder proposal included in our 2006 proxy statement. Commencing with the 2008 annual meeting, our directors would be elected for one-year terms rather than three-year terms. Therefore, at our 2008 annual meeting, our shareholders would be asked to vote for our directors who previously served in Class II; at our 2009 annual meeting, our shareholders would be asked to vote for our directors who previously served in Classes II and III; and at our 2010 annual meeting and each annual meeting thereafter, our shareholders would be asked to vote for all of our directors who previously served in Classes I, II and III.

The Nominating and Governance Committee and our Board of Directors regularly evaluate all of our corporate governance practices to ensure that such practices, including the mechanism for the election of directors, remain in the best interests of Piper Jaffray and our shareholders. The classification of directors historically has been widely viewed as benefiting shareholders by promoting continuity and stability in the management of the business and affairs of a company and encouraging persons considering unsolicited tender offers, or other unilateral takeover actions, to negotiate with the target company’s board of directors rather than pursue non-negotiated takeover attempts. While our Board of Directors believes these are important benefits, the Board recognizes the benefit of providing shareholders an annual opportunity to express in a meaningful way their satisfaction or dissatisfaction with the actions of the Board. The Board also has considered the level of support accorded to the shareholder proposal included in our 2006 proxy statement requesting declassification of the board in a manner that does not affect the unexpired terms of the previously elected directors. Accordingly, the Board has determined, upon the recommendation of the Nominating and Governance Committee, to propose that all of our directors be elected to one-year terms on the schedule described in the preceding paragraph.

In connection with this proposal, our Board of Directors also approved certain other conforming amendments to our Amended and Restated Certificate of Incorporation, subject to shareholder approval. These conforming amendments include an amendment to permit the removal of directors, with or without cause, by a majority vote of the holders of shares then entitled to vote at an election of directors. This provision is required under the Delaware General Corporation Law for corporations that do not have classified boards or cumulative voting for directors. In light of these conforming amendments, we are proposing to amend and restate the Amended and Restated Certificate of Incorporation in its entirety, and all of the proposed amendments are reflected in the proposed form of Amended and Restated Certificate of Incorporation attached to this proxy statement as Appendix A. For your convenience, the attached form of Amended and Restated Certificate of Incorporation is marked to indicate the proposed amendments.

In addition, the Board of Directors has approved conforming amendments to our Amended and Restated Bylaws, subject to shareholder approval of the Amended and Restated Certificate of Incorporation. The Bylaws amendments do not require shareholder approval.

The affirmative vote of the holders of not less than 80% of our outstanding shares of common stock is required for approval of this proposal to amend and restate our Amended and Restated Certificate of Incorporation to declassify the Board and provide for the annual election of all directors.

The Board of Directors recommends that you vote FOR this proposal. Proxies will be voted FOR the proposal unless otherwise specified.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

In order for a shareholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for the 2008 annual meeting of shareholders, the written proposal must be received at our principal executive offices on or before November 16, 2007. The proposal should be addressed to Piper Jaffray Companies, Attention: James L. Chosy, Secretary, 800 Nicollet Mall, Suite 800, Mail Stop J09N05, Minneapolis, Minnesota 55402. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

In accordance with our bylaws, in order to be properly brought before the 2008 annual meeting, a shareholder’s notice of the matter the shareholder wishes to present must be delivered to our principal executive offices in Minneapolis, Minnesota, at the address identified in the preceding paragraph, not less than 90 nor more than 120 days prior to the first anniversary of the date of this year’s annual meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our bylaws (and not pursuant to Rule 14a-8 of the Securities and Exchange Commission) must be received no earlier than January 3, 2008, and no later than February 2, 2008.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Our 2006 Annual Report to Shareholders, including financial statements for the year ended December 31, 2006, accompanies this proxy statement. Shareholders may obtain an additional copy of our Annual Report and/or a copy of our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2006, without charge by viewing these documents on our Web site at www.piperjaffray.com or by writing to Piper Jaffray Companies, Attention: Investor Relations, 800 Nicollet Mall, Suite 800, Mail Stop J09N05, Minneapolis, Minnesota 55402.

HOUSEHOLDING

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Currently, only brokers household our proxy materials and annual reports, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact us in writing or by telephone at Piper Jaffray Companies, Attention: Investor Relations, 800 Nicollet Mall, Suite 800, Mail Stop J09N05, Minneapolis, Minnesota 55402, (612) 303-6277. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a shareholder at a shared address to which a single copy of either document was delivered.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Piper Jaffray.

James L. Chosy
Secretary

Dated: March 16, 2007

APPENDIX A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF PIPER JAFFRAY COMPANIES

ARTICLE I
NAME

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

Piper Jaffray Companies

ARTICLE II
REGISTERED OFFICE

The registered office of the Corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle, and the name and address of the Registered Agent in charge thereof shall be Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

ARTICLE III
PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV
STOCK

Section 1. Authorization.

The Corporation shall be authorized to issue 105,000,000 shares of capital stock, of which 100,000,000 shares shall be shares of Common Stock, par value $0.01 per share (“Common Stock”), and 5,000,000 shares shall be shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).

Section 2. Preferred Stock Rights.

Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized by resolution or resolutions to fix the voting rights, if any, designations, powers, preferences and the relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any unissued series of Preferred Stock; and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

1. Designation and Amount.  The shares of the series of Preferred Stock shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 1,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

2. Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share by share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

3. Voting Rights.  The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the

Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5. Reacquired Shares.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

6. Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7. Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

8. No Redemption.  The shares of Series A Preferred Stock shall not be redeemable.

9. Rank.  The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.

10. Amendment.  The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

Section 3. Common Stock Voting Rights.

Except as otherwise provided by law or by the resolution or resolutions adopted by the Board of Directors designating the rights, power and preferences of any series of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

ARTICLE V
BOARD OF DIRECTORS

Section 1. Number of Directors.

Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, the number of directors of the Corporation shall be fixed, and may be increased or decreased from time to time, exclusively by resolution of the Board of Directors.

Section 2. Written Ballot.

Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

~~Section 3. Classes. The directors, other than those who may be elected by the holders of any series of Preferred Stock as set forth in this Certificate of Incorporation, shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. Class I shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2004, Class II shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2005, and Class III shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2006. Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. In case of any increase or decrease, from time to time, in the number of directors other than those who may be elected by the holders of any series of Preferred Stock, as set forth in this Certificate of Incorporation, the number of directors in each class shall be apportioned as nearly equal as possible.~~

~~Section 4. Removal. Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, any director or the entire Board of Directors may be removed from office only for cause.~~

Section ~~5~~3. Vacancies.

Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so chosen shall hold office until his or her successor shall be elected and qualified ~~and until the next election of the class for which such director shall have been chosen~~. No decrease in the number of directors shall shorten the term of any incumbent director.

ARTICLE VI
AMENDING THE BYLAWS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation at any regular or special meeting of the Board of Directors or by written consent, subject to the power of the stockholders of the Corporation to adopt, amend or repeal any Bylaws.

ARTICLE VII
AMENDING THE CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE VIII
DIRECTOR LIABILITY; INDEMNIFICATION AND INSURANCE

Section 1. Elimination of Certain Liability of Directors.

The personal liability of the directors of the Corporation shall be eliminated to the fullest extent permitted by law. No amendment, modification or repeal of this Article, adoption of any provision in this Certificate of Incorporation, or change in the law or interpretation of the law shall adversely affect any right or protection of a director or officer of the Corporation under this Article VIII with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal, adoption or change.

Section 2. Indemnification and Insurance.

(a) Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) this section, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) Right of Claimant to Bring Suit.  If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Non-Exclusivity of Rights.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation (as it may be amended from time to time), Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 3. Insurance.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

ARTICLE IX
STOCKHOLDER MEETINGS

Any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.

Except as otherwise required by law or provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by (a) the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or (b) the Chairman of the Board of Directors, and any power of stockholders to call a special meeting is specifically denied.

ARTICLE X
SUPERMAJORITY AMENDMENT

Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws (and notwithstanding that a lesser percentage may be specified by law), the provisions of Article ~~V, Article~~ IX and this Article X hereof may not be altered, amended or repealed unless such alteration, amendment or repeal is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this Article X as a single class.

LOCATION OF PIPER JAFFRAY COMPANIES ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 2, 2007, at 3:30 p.m.
Stars Room
50th Floor, IDS Center
80 South Eighth Street
Minneapolis, MN 55402

N
Target Center
1st Ave. N.
Hennepin Ave.
Washington Ave.
Marquette Ave.
4th Street S.
11th Street N.
12th St. N.
Nicollet Mall
7th Street S.
5th Ave. S.
8th Street S.
9th Street S.
11th Street S.
12th Street S.
Hubert H. Humphrey Metrodome
Minneapolis Convention Center
Chicago Avenue S.
Nicollet Mall
7th St. South
8th St. South
Marquette Ave.
P

MPLS
ST. PAUL
INT'L AIRPORT
N

FROM THE NORTH:
Take I-94 South/East to the 4th Street exit (#230). Continue straight onto 4th Street North. Turn Right onto 1st Avenue North. Turn left onto 8th Street North. Turn left onto Marquette Avenue.

FROM THE SOUTH (AIRPORT):
Take I-494 West from the Minneapolis Airport. Take the I-35 North exit and go north on I-35. Merge onto MN-65 North via the exit (on the left) toward DOWNTOWN EXITS. Take the MN-65/5th Avenue South exit on the left. Turn slight left onto South 5th Avenue/MN-65 North/5th Avenue South. Turn left onto 9th Street South. Turn right onto Marquette Avenue.

FROM THE EAST:
Take I-94 West toward Minneapolis. Take the 11th Street exit (#233A). Turn slight left to take the 11th Street ramp. Turn slight left onto 11th Street South. Turn right onto Marquette Avenue.

FROM THE WEST:
Take I-394 East toward Minneapolis. Take the 12th Street North exit (#9A). Turn slight right onto 12th Street North. Turn left onto Hennepin Avenue. Turn right onto 8th Street South. Turn left onto Marquette Avenue.

P **PARKING:** Recommended in the IDS Parking Lot on Marquette Avenue. The entrance is on the left between 8th and 7th Streets.

Beneficial owners of common stock held in street name by a broker, bank, trust or other nominee may need proof of ownership to be admitted to the meeting. A brokerage statement or letter from the broker, bank, trust or other nominee are examples of proof of ownership.

ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 2, 2007
3:30 p.m. (Central Daylight Time)
Stars Room
50th Floor, IDS Center
80 South Eighth Street
Minneapolis, MN 55402

PIPER JAFFRAY COMPANIES
PROXY FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
I appoint James L. Chosy and Thomas P. Schnettler, together and separately, as proxies to vote all shares of common stock that I have power to vote at the annual meeting of shareholders to be held on May 2, 2007 at Minneapolis, Minnesota, and at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting and they may name others to take their place.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(continued, and to be signed and dated on reverse side)

800 NICOLLET MALL, SUITE 800 MAIL STOP J09N05 MINNEAPOLIS, MN 55402	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Daylight Time on Tuesday, May 1, 2007. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Piper Jaffray Companies in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903 (from the U.S. and Canada)

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Daylight Time on Tuesday, May 1, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Piper Jaffray Companies, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PIPER1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PIPER JAFFRAY COMPANIES

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. Vote on Directors

1.	Election of Directors: 01) Andrew S. Duff 02) Samuel L. Kaplan 03) Frank L. Sims	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		☐	☐	☐

Vote on Proposals	For	Against	Abstain

2. Ratification of the selection of Ernst & Young LLP as the independent auditor for the year ended December 31, 2007.	☐	☐	☐

3. Approval of the amendment and restatement of the Amended and Restated Certificate of Incorporation to provide for the declassification of the Board of Directors.	☐	☐	☐

This proxy will be voted as directed. If no direction is made, it will be voted “FOR” Proposals 1, 2 and 3.

PLEASE SIGN exactly as name appears hereon. Joint owners each should sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, please sign full name by duly authorized officer.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
	Yes	No

Please indicate if you plan to attend the meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

[E-mail notice regarding electronic delivery of proxy materials sent by ADP to Piper Jaffray Companies employee-shareholders and to non-employee shareholders who have elected to receive proxy materials by electronic delivery]
PROXYVOTE.COM
You are receiving this e-mail because you are either an employee- shareholder of Piper Jaffray Companies, with access to company e-mail, or you are a non-employee shareholder who previously elected to receive your proxy card and other proxy materials by electronic delivery. You will not receive a proxy card or other proxy materials by mail. Instead, this e-mail contains instructions on how to access the 2006 Annual Report to Shareholders and the 2007 Proxy Statement for Piper Jaffray Companies and how to vote your shares via the Internet. Please read the instructions carefully before proceeding.
This is a NOTIFICATION of the:
Piper Jaffray Companies 2007 Annual Meeting of Shareholders
RECORD DATE: March 5, 2007
MEETING DATE: May 2, 2007
CUSIP NUMBER:
CONTROL NUMBER:
This e-mail represents all shares in the following account(s):

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